File No. 812-13648

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC, 20549
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AMENDED APPLICATION FOR AN ORDER OF APPROVAL PURSUANT TO SECTION 26(c) OF THE INVESTMENT COMPANY ACT OF 1940 AND AN ORDER OF EXEMPTION PURSUANT TO SECTION 17(b) OF THE INVESTMENT COMPANY ACT OF 1940 FROM SECTION 17(a) THEREOF
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Nationwide Life Insurance Company
And
The following separate accounts of Nationwide Life Insurance Company:
Nationwide Variable Account-II, Nationwide Variable Account-6,
Nationwide Variable Account-7, Nationwide Variable Account-8,
Nationwide Variable Account-9, Nationwide Variable Account-10,
Nationwide Variable Account-14, Nationwide VLI Separate Account-2,
Nationwide VLI Separate Account-4, Nationwide VLI Separate Account-7,
Nationwide Provident VA Separate Account 1, and
Nationwide Provident VLI Separate Account 1

And

Nationwide Life and Annuity Insurance Company
And
The following separate accounts of Nationwide Life and Annuity Insurance Company: Nationwide VA Separate Account-B, Nationwide VL Separate Account-G,
Nationwide Provident VA Separate Account A, and
Nationwide Provident VLI Separate Account A

One Nationwide Plaza
Columbus, Ohio 43215

And

Nationwide Variable Insurance Trust
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
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Communications to:
Jamie Ruff Casto
One Nationwide Plaza, 1-34-201
Columbus, Ohio 43215
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Dated:  October 21, 2010

UNITED STATES OF AMERICA
BEFORE THE
SECURITIES AND EXCHANGE COMMISSION

In the Matter of: )
)
Nationwide Life Insurance Company )
Nationwide Variable Account-II )
Nationwide Variable Account-6)	AMENDED
Nationwide Variable Account-7)	APPLICATION FOR
Nationwide Variable Account-8)	AN ORDER OF
Nationwide Variable Account-9)	APPROVAL
Nationwide Variable Account-10)	PURSUANT TO
Nationwide Variable Account-14)	SECTION 26(c) OF THE
Nationwide VLI Separate Account-2)	INVESTMENT COMPANY
Nationwide VLI Separate Account-4)	ACT OF 1940
Nationwide VLI Separate Account-7)	AND
Nationwide Provident VA Separate Account 1)	AN ORDER
Nationwide Provident VLI Separate Account 1)	OF EXEMPTION
Nationwide Life and Annuity Insurance Company )	PURSUANT TO
Nationwide VA Separate Account-B )	SECTION 17(b) OF THE
Nationwide VL Separate Account-G )	INVESTMENT COMPANY
Nationwide Provident VA Separate Account A )	ACT OF 1940 FROM
Nationwide Provident VLI Separate Account A )	SECTION 17(a) OF THE
One Nationwide Plaza )	INVESTMENT COMPANY
Columbus, Ohio 43215)	ACT OF 1940
Nationwide Variable Insurance Trust )
1000 Continental Drive, Suite 400)
King of Prussia, Pennsylvania 19406)

I. INTRODUCTION
The following entities: Nationwide Life Insurance Company and its Nationwide Variable Account-II, Nationwide Variable Account-6, Nationwide Variable Account-7, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide Variable Account -14, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-4, Nationwide VLI Separate Account-7, Nationwide Provident VA Separate Account 1, Nationwide Provident VLI Separate Account 1; Nationwide Life and Annuity Insurance Company and its Nationwide VA Separate Account-B, Nationwide VL Separate Account-G, Nationwide Provident VA Separate Account A, Nationwide Provident VLI Separate Account A (the “Section 26 Applicants”) hereby submit this Amended Application for an order from the Securities and Exchange Commission (the “Commission”) pursuant to Section 26(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), approving the proposed substitution of shares of certain series of Nationwide Variable Insurance Trust (the “Trust” or “NVIT”) (which is a registered investment company that is an affiliate of the Section 26 Applicants) for shares of other registered investment companies unaffiliated with the Section 26 Applicants (the “Substitutions”), each of which is currently used as an underlying investment option for certain variable annuity contracts and/or variable life insurance policies (collectively, the “Contracts”) issued by Nationwide Life Insurance Company (“NWL”) and Nationwide Life and Annuity Insurance Company (“NLAIC”) (collectively, the “Insurance Companies”).
The Section 26 Applicants and Nationwide Variable Insurance Trust (collectively, the “Section 17 Applicants”) also request an order from the Commission pursuant to Section 17(b) of the 1940 Act exempting them from Section 17(a) of the 1940 Act to the extent necessary to permit them to effectuate the proposed Substitutions by redeeming a portion of the securities of one or more of the Existing Funds (as defined herein) in-kind and using those securities received to purchase shares of the Replacement Funds (as defined herein) (the “In-Kind Transfers”).

II. STATEMENT OF FACTS
A.           The Section 26 Applicants
1.           Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company
NWL and NLAIC are stock life insurance companies organized under the laws of the State of Ohio.  NWL and NLAIC offer traditional group and individual life insurance products as well as group and individual variable and fixed annuity contracts.  NLAIC is wholly owned by NWL.  NWL is wholly owned by Nationwide Financial Services, Inc. (“NFS”).
2.           Separate Accounts of the Insurance Companies
The separate accounts listed in the following table (the “Separate Accounts”) are separate accounts of the Insurance Companies.  Each of the Separate Accounts is a registered unit investment trust used to issue one or more Contracts issued by the Insurance Company listed in the table.  Each Separate Account is divided into sub-accounts, each of which invests in the securities of a single issuer.  To the extent necessitated by this Amended Application, the Separate Account registration statements listed in the following table are incorporated by reference.

Separate Account	Depositor/ Sponsor*	Date and State of Establishment	1940 Act File No.	1933 Act File Nos.
Nationwide Variable Account-II	NWL	October 7, 1981 Ohio	811-3330	002-75059 033-60063 033-67636 333-103093 333-103094 333-103095 333-104510 333-104511 333-104512 333-104513 333-105992 333-140621 333-147198
Nationwide Variable Account-6	NWL	February 2, 1994 Ohio	811-08684	033-82370
Nationwide Variable Account-7	NWL	July 22, 1994 Ohio	811-8666	033-82174 033-82190 033-89560
Nationwide Variable Account-8	NWL	December 15, 1999 Ohio	811-07357	033-62637 033-62659
Nationwide Variable Account-9	NWL	May 22, 1997 Ohio	811-08241	333-28995 333-52579 333-53023 333-56073 333-69014 333-75360 333-79327 333-147273
Nationwide Variable Account-10	NWL	March 31, 1999 Ohio	811-09407	333-81701
Nationwide Variable Account-14	NWL	August 8, 2002 Ohio	811-21205	333-104339
Nationwide VLI Separate Account-2	NWL	May 7, 1987 Ohio	811-5311	033-16999 033-42180 033-62795 033-63179
Nationwide VLI Separate Account-4	NWL	December 3, 1987 Ohio	811-8301	333-31725 333-52615 333-52617 333-69160 333-83010 333-94037

(continued)
Separate Account	Depositor/ Sponsor*	Date and State of Establishment	1940 Act File No.	1933 Act File Nos.
Nationwide VLI Separate Account-7	NWL	August 4, 2004 Ohio	811-21610	333-117998 333-121879 333-146649 333-149295
Nationwide Provident VA Separate Account 1	NWL	October 19, 1992 Pennsylvania	811-07708	333-164126 333-164125 333-164127
Nationwide Provident VLI Separate Account 1	NWL	May 1, 2000 Pennsylvania	811-4460	333-164118 333-164179 333-164119 333-164180 333-164120 333-164116 333-164117 333-164115
Nationwide VA Separate Account-B	NLAIC	March 6, 1991 Ohio	811-06399	033-86408
Nationwide VL Separate Account-G	NLAIC	August 4, 2004 Ohio	811-21697	333-121878 333-140608 333-146073 333-146650 333-149213
Nationwide Provident VA Separate Account A	NLAIC	May 9, 1991 Delaware	811-6484	333-164129 333-164132 333-164131 333-164130
Nationwide Provident VLI Separate Account A	NLAIC	June 30, 1994 Delaware	811-8722	333-164185 333-164188 333-164122 333-164123 333-164121

* As interpreted by the Commission with respect to variable life and variable annuity separate accounts registered under the 1940 Act.

B.           The Section 17 Applicants
1.	The Section 26 Applicants
The Section 17 Applicants consist of the Section 26 Applicants and the Trust.
2.	The Trust
Shares of the Trust are sold to insurance company separate accounts to fund benefits under variable annuity contracts and variable life insurance policies (and to certain series of the Trust that operate as “funds-of-funds” that, in turn, are sold to insurance company separate accounts to fund such benefits), and to qualified employer pension and employee retirement plans.
The Trust is organized as a Delaware statutory trust.  It is registered as an open-end management investment company under the 1940 Act and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-1A (see File Nos. 811-03213 and 002-73024).  The Trust is a series investment company and currently offers fifty-five (55) separate series (each an “NVIT Fund” and collectively, the “NVIT Funds”), two (2) of which are involved in the proposed Substitutions as Replacement Funds (as defined herein).
Nationwide Fund Advisors (“NFA”), a Delaware statutory trust and investment adviser registered under the Investment Advisers Act of 1940, as amended, currently serves as investment adviser to each of the NVIT Funds pursuant to an investment advisory agreement between the Trust, on behalf of each NVIT Fund, and NFA (the “Investment Advisory Agreement”).
Under the Investment Advisory Agreement, NFA provides for, or arranges for the provision of, among other things, the management of the assets of each NVIT Fund and the decisions to purchase and sell securities on behalf of the NVIT Funds.  NFA is permitted under the Investment Advisory Agreement, at its own expense, to select and contract with one or more subadvisers (“Subadvisers”) to perform some or all of the services for an NVIT Fund for which NFA is responsible under the Investment Advisory Agreement.  With regard to each Replacement Fund, NFA employs a subadvised strategy where NFA delegates certain investment advisory duties to one or more Subadvisers.  NFA: (i) has overall supervisory responsibility for the general management and investment of an NVIT Fund’s assets; (ii) determines the allocation of assets among one or more Subadvisers; and (iii) has full investment discretion to make all determinations with respect to the investment of an NVIT Fund’s assets not otherwise assigned to a Subadviser.  Among other activities, NFA performs the following oversight and evaluation services to the NVIT Funds:
•	initial due diligence on prospective NVIT Fund Subadvisers;
•	monitoring Subadviser performance, including ongoing analysis and periodic consultations;
•	communicating performance expectations and evaluations to the Subadvisers; and
•	making recommendations to the NVIT Board of Trustees regarding renewal, modification or termination of a Subadviser’s contract.
At present, NFA does not frequently recommend Subadviser changes.  Where NFA does recommend Subadviser changes, NFA periodically provides written reports to the NVIT Board of Trustees regarding its evaluation and monitoring of the Subadviser.
The Trust received an exemptive order from the Commission (In the Matter of Nationwide Investing Foundation, et al., 1940 Act Rel. No. 23133 (April 28, 1998) (Order) File No. 812-10764) (the “Manager of Managers Order”) that permits NFA, subject to certain conditions, including approval of the NVIT Board of Trustees, and without the approval of shareholders, to: (i) select a new Subadviser or additional Subadviser for each NVIT Fund; (ii) terminate any existing Subadviser and/or replace the Subadviser; (iii) enter into new sub-advisory agreements1 and/or materially modify the terms of, or terminate, any existing sub-advisory agreement; and (iv) allocate and reallocate an NVIT Fund’s assets among one or more Subadvisers.  The Manager of Managers Order exempts NVIT from Section 15(a) of the Act and Rule 18f-2 thereunder with respect to sub-advisory agreements.

1 Relating to the Trust, NFA will not enter into any sub-advisory agreement with any Subadviser that is an “affiliated person,” as defined in Section 2(a)(3) of the 1940 Act, of the Trust or NFA, other than by reason of serving as a Subadviser to an NVIT fund, without such sub-advisory agreement, including the compensation to be paid thereunder, being approved by the unit holders of any separate account for which that NVIT fund serves as a funding medium.

If a new Subadviser is retained for an NVIT Fund, Contract owners would receive all information about the new Subadviser that would be included in a proxy statement, including any change in disclosure caused by the addition of a new Subadviser.
The Manager of Managers Order applies to each of the Replacement Funds (as defined herein) and the prospectus for each Replacement Fund discloses and explains the existence, substance, and effect of the Manager of Managers Order.
Shares of the Trust are continuously distributed and underwritten by Nationwide Fund Distributors LLC, an affiliate of the Trust and the Section 26 Applicants.  Nationwide Fund Management LLC, also an affiliate of the Trust and the Section 26 Applicants, serves as administrator and transfer agent to the Trust.
C.           The Contracts
The Contracts are registered under the 1933 Act, as indicated in Section II.A.2. of this Amended Application.  The registration statements on file with the Commission detail the terms and conditions, as well as the expense structures, of each Contract.
The Contracts can be issued as individual or group contracts, with participants of group contracts acquiring certain ownership rights as described in the group contract or the plan documents.  Contract owners and participants in group contracts (each a “Contract Owner”) may allocate some or all of their Contract value to one or more sub-accounts available as investment options under the Contract.  Each such sub-account corresponds to an underlying mutual fund in which the Separate Account invests.  Additionally, the Contract Owner may, if provided for under the Contract, allocate some or all of their Contract value to a fixed account and/or Guaranteed Term Option, both of which are supported by the assets of NWL’s general account.
Each Contract permits the Contract Owner to transfer Contract value from one sub-account to another sub-account available under the Contract at any time, subject to certain restrictions and charges described in the prospectuses for the Contracts.  These transfer restrictions take four forms: (i) short-term trading fees, which impose a 1% charge on transfers out of a sub-account that occur within sixty (60) days of allocation to that sub-account.  Sub-accounts that have a short-term trading fee are identified in Section III.C.; (ii) U.S. mail restrictions, which limit Contract Owners to submitting transfer requests via U.S. mail after the eleventh transfer in two consecutive calendar quarters or after the twentieth transfer in a calendar year.  This transfer restriction is applicable to all the Contracts involved in the proposed Substitutions; (iii) contractual transfer limits, which limit the number of transfers each Contract year to twelve.  Only one Contract involved in the proposed Substitution has this restriction (1933 Act File No. 033-86408); and (iv) transfer fees, which impose a fee of $25 on certain transfers.  The Contracts that impose transfer fees and the transfers to which the transfer fee applies are as follows:
Contracts that Impose a Transfer Fee (1933 Act File No.)	Transfers to which the Transfer Fee Applies
333-164118	Each transfer (in a Contract year) after the 4th
333-164132, 333-164131, 333-164130, 333-164126, 333-164127, 333-164125, 333-164121, 333-164122, 333-164123, 333-164115, 333-164119, 333-164120, 333-164116, 333-164117, 333-164185, 333-164188, 333-164179, 333-164180
Each transfer (in a Contract year) after the 12th

Any contract restrictions, limitations or transfer fees will not apply in connection with the Substitutions.
All of the Replacement Funds that correspond to the Existing Funds (both defined herein) are currently available as underlying investment options in the Contracts.
Each Contract’s prospectus contains provisions reserving the Insurance Company’s right to substitute shares of one underlying mutual fund for shares of another underlying mutual fund already purchased or to be purchased in the future if either of the following occurs: “(i) shares of a current underlying mutual fund are no longer available for investment by the Separate Account; or (ii) in the judgment of the Insurance Company’s management, further investment in such underlying mutual fund is inappropriate in view of the purposes of the Contract.”  Each Insurance Company’s management has determined that further investment in the Existing Funds (defined herein) is no longer appropriate in view of the purposes of the Contracts.

III. THE PROPOSED SUBSTITUTIONS
A.           Proposed Substitutions
Each Insurance Company, on its own behalf and on behalf of its Separate Accounts, proposes to exercise its contractual right to substitute a different underlying mutual fund for one of the current underlying mutual funds available under the Contracts.  In particular, the Section 26 Applicants request an order from the Commission pursuant to Section 26(c) of the 1940 Act approving the proposed Substitutions of shares of the following series of the Trust (the “Replacement Funds”) for shares of the corresponding third party, unaffiliated underlying mutual funds (the “Existing Funds”), as shown in the following table:
Ref. No.	Existing Funds	Replacement Funds
1	American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class I	NVIT – American Century NVIT Multi Cap Value Fund: Class I
2	American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class II	NVIT – American Century NVIT Multi Cap Value Fund: Class II
3	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Initial Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
4	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
5	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class 2	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
6	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Initial Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I

(continued)
Ref. No.	Existing Funds	Replacement Funds
7	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
8	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class 2	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
9	Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Non-Service Shares	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
10	Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Service Shares	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
11	T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
12	T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
13	T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II	NVIT – American Century NVIT Multi Cap Value Fund: Class I
14	T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II	NVIT – American Century NVIT Multi Cap Value Fund: Class II

The Section 26 Applicants have analyzed the proposed Substitutions and have determined, with respect to each of the proposed Substitutions, that the objectives and strategies of the Existing Fund are substantially the same in all material respects as the objectives and strategies of the corresponding Replacement Fund.
The Section 17 Applicants also request an order of the Commission pursuant to Section 17(b) of the 1940 Act exempting them from Section 17(a) of the 1940 Act to the extent necessary to permit them to carry out the In-Kind Transactions.
B.           Reasons for Substitutions
The Section 26 Applicants propose the Substitutions as part of a continued and overall business plan by each Insurance Company to make its Contracts more attractive to both existing and prospective Contract Owners, and more efficient to administer and oversee via enhanced flexibility to deliver to the Contract Owners changes that are designed to promote their best interests.  The proposed Substitutions are a means of effectuating this plan, as indicated by the following factors:
1.           Consolidation of Overlapping Portfolios.  Analysis of the Contracts’ investment option menus has led to the identification of multiple instances of overlapping investment options.  The Section 26 Applicants believe that eliminating investment option redundancy via the proposed Substitutions would result in a more consolidated and less confusing menu of investment options for investors.  And since the proposed Substitutions involve consolidating duplicative investment options, the diversity of investment options available under the Contracts will not be adversely impacted.  Furthermore, this consolidation of investment options would result in greater efficiency in administration of the Contracts because there will be fewer investment options to support, resulting in the availability of resources to apply elsewhere to the Contracts.  Finally reducing overlapping investment options gives the Contracts the capacity to add other types of investment options.
2.           Simplification of the Investment Process.  The Section 26 Applicants submit that the Substitutions will, after implementation, simplify the prospectuses and related materials with respect to the Contracts and the investment options available through the Separate Accounts.  By reducing the number of underlying mutual funds and mutual fund companies offered in the Contracts, the offering Insurance Company necessarily reduces the number of underlying mutual fund prospectuses and prospectus formats the Contract Owner must navigate.  Even after meeting the requirements of Form N-1A, there is still a wide variation in the presentation of material from one mutual fund company to another making comparison of, and accessibility to, relevant information harder and more complicated for the investor.
By consolidating overlapping investment options into the Trust, the number of mutual fund companies, product features, and thus varying prospectus formats, is reduced, simplifying the investment decision process for Contract Owners.  The NVIT Funds employ a common share class structure, a common set of valuation procedures that is administered by a single investment adviser, and the same prospectus style, vocabulary, look and feel.  The Section 26 Applicants believe that the proposed Substitutions will continue to provide Contract Owners with access to quality investment managers and a large variety of investment options, but will make the investment decision process more manageable for the investor by having the underlying fund disclosure presented in a consistent format using consistent terminology, making it easier for Contract Owners to analyze fund information and make informed investment decisions relating to allocation of his or her Contract value.
3.           Consistency (objectives and strategies).  The proposed Substitutions involve substituting a Replacement Fund for an Existing Fund with very similar, and in some cases substantially identical, investment objective and investment strategy.  The Section 26 Applicants believe that these similarities will simplify the process of explaining the substitution process to Contract Owners, as well as the impact of the Substitutions on their particular Contract.
4.           Potential Reduction of Costs.  In cases where the Insurance Company offers overlapping underlying mutual funds in its Contracts, the Insurance Company incurs extraneous administrative and operational expenses without providing incremental value to Contract Owners.  Thus, the Substitutions will enable the Insurance Companies to reduce certain costs that they incur in administering the Contracts by removing overlapping investment options.
5.           Same or Lower Net Operating Expenses.  Contract Owners with Contract value allocated to the sub-accounts of the Existing Funds will have the same or lower net operating expenses after the Substitutions as prior to the Substitutions.  Section 26 Applicants agree that, for those who are Contract Owners on the date that the Substitutions are effected (the "Substitution Date"), the Insurance Companies will reimburse, on the last business day of each fiscal period (not to exceed a fiscal quarter) during the twenty-four (24) months following the Substitution Date, those Contract Owners with Contract value allocated to a sub-account corresponding to a Replacement Fund to the extent that, for that period, the Replacement Fund’s net operating expenses (taking into account fee waivers and expense reimbursements) and sub-account expenses (asset based fees and charges deducted on a daily basis from sub-account assets and reflected in the calculation of sub-account unit values) exceed, on an annualized basis, the sum of the Existing Fund’s net operating expenses (taking into account fee waivers and expense reimbursements) and sub-account expenses (asset based fees and charges deducted on a daily basis from sub-account assets and reflected in the calculation of sub-account unit values) for fiscal year 2009.  In addition, the Insurance Companies will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for a period of at least two (2) years following the Substitution Date.
6.           Improved Portfolio Manager Selection.  All of the proposed Substitutions would replace an outside underlying mutual fund with an underlying mutual fund of NVIT managed by NFA.  As indicated previously, the Trust’s Manager of Managers Order permits NFA to appoint, dismiss, and replace Subadvisers and amend sub-advisory agreements as necessary to seek optimal performance.  Under the sub-advised strategy NFA employs with respect to the Replacement Funds, NFA delegates daily portfolio management to Subadvisers.  NFA monitors Subadviser performance and adds or removes Subadvisers when determined to be in the best interests of shareholders.  This enables NFA tocontinuously and efficiently provide investors with state-of-the-art fund management.  This sub-advised strategy augments the Insurance Companies’ goal of efficiently offering a continuously competitive menu of investment options to its existing and prospective Contract Owners.  The Section 26 Applicants anticipate this strategy will provide Contract Owners with a more favorable and less confusing overall investment experience.
7.           Simplified Contract Management and Administration.  Insurance companies are required, under provisions of the 1940 Act, to provide certain mailings and communications generated from their contracts’ investment options to investors.  Specifically, insurance companies must distribute prospectuses, prospectus supplements, and proxy materials to the beneficial owners of the units (i.e., the contract owners).  It is logical to conclude that the more mutual funds and the more mutual fund companies that an annuity contract or insurance policy offers, the more of these administrative burdens the issuing insurance company must bear.  Off-cycle communications are costly for the issuing insurance company to support due to mailing and administrative expenses.
As noted above, each of the Substitutions will replace at least one outside underlying mutual fund with an NVIT Fund.  The proposed Substitutions will result in a decrease of the number of different underlying mutual funds and mutual fund companies offered in the Contracts.  The Section 26 Applicants anticipate that this will result in lower administrative costs for the Insurance Companies, which could result in resources being reallocated to providing other Contract Owner services and support, and an overall more efficient and customer-friendly product offering.  Specifically, with fewer third party underlying mutual fund providers, customer mailings (e.g., supplements) will be fewer.  Furthermore, mailings will be more coordinated due to the fact that the primary underlying mutual fund provider will be an affiliate of the Insurance Companies with knowledge of the Insurance Companies’ mailing timelines and other administrative constraints.  Finally, the mailings will be easier for the Contract Owners to understand because the information provided will be more consistent, making it easier for Contract Owners to evaluate the investment options available in their Contracts.  By providing fewer and clearer customer mailings, the customers benefit by receiving more consistent communications and the Insurance Companies benefit from the cost savings associated with aggregating and scheduling the mailings.
The Section 26 Applicants also anticipate that the Substitutions will result in benefits to both the Insurance Companies and Contract Owners in relation to compliance with the requirements of Rule 22c-2 under the 1940 Act.  Rule 22c-2 requires, among other things, that each mutual fund company enter into a shareholder information agreement with each financial intermediary with whom the fund company transacts.  Per rule requirements, the shareholder information agreement requires the financial intermediary to provide certain transaction-related information to the fund company, and also to implement any instructions from the fund company to restrict or prohibit purchases or exchanges of shares by any shareholder who has been identified by the fund company as violating its frequent trading or other policies.  The Insurance Companies, via the Separate Accounts, fall within the definition of financial intermediary, making them subject to the requirements of the rule.  Thus, for each underlying mutual fund that the Insurance Companies offer in the Contracts, a shareholder information agreement is negotiated, executed, and administered.  Because each fund company has unique trading policies and restrictions, insurance companies that offer underlying mutual funds from multiple fund companies expend a great deal of resources providing transaction-related reports to the fund companies.
The proposed Substitutions were designed to consolidate third party funds into the Trust, which will benefit both the Insurance Companies and Contract Owners with respect to the requirements of Rule 22c-2.  Implementation of the proposed Substitutions will reduce Rule 22c-2 burdens on the Insurance Companies by reducing the number of fund companies offered in the Contracts, thereby reducing the administrative burdens of providing transaction-related information to multiple fund companies in different formats and frequencies, and perhaps being subject to varying trade restrictions on the Contracts.  Implementation of the proposed Substitutions will also benefit Contract Owners by reducing the number of fund companies offered in the Contracts, which, in turn, will reduce the number and potential for variation of trading policies that Contract Owners must navigate and understand.
8.           No Expense to Contract Owners.  Finally, the Substitutions are designed to provide Contract Owners with the ability to continue their investment in similar investment options without interruption and at no additional cost to them.  In this regard, the Insurance Companies have agreed to bear all expenses incurred in connection with the Substitutions and related filings and notices, including legal, accounting, brokerage, and other fees and expenses.  The Contract value of each Contract Owner impacted by the Substitutions will not change as a result of the Substitutions.  In addition, the net expense ratios of the Replacement Funds, as set forth below, are expected to be the same as or lower than those of the Existing Funds.
C.	Description and Comparisons of the Portfolios
Following is a description and comparison of the relevant attributes of each Existing Fund and its corresponding proposed Replacement Fund.  References to 12b-1 Fees throughout this Amended Application mean the maximum 12b-1 Fee permitted under the Rule 12b-1 plan approved by the respective board.

1.           American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class I replaced by NVIT - American Century NVIT Multi Cap Value Fund: Class I

	Existing Fund	Replacement Fund
	American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class I	NVIT - American Century NVIT Multi Cap Value Fund: Class I
Adviser:	American Century Investment Management, Inc.	Nationwide Fund Advisors
Subadviser:	N/A	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth. Income is a secondary objective.	The Fund seeks capital appreciation, and secondarily current income.
Investment Strategy:
The portfolio managers look for stocks of companies of all sizes that they believe are undervalued at the time of purchase. The managers use a value investment strategy that looks for companies that are temporarily out of favor in the market. The managers attempt to purchase the stocks of these undervalued companies and hold each stock until it has returned to favor in the market and the price has increased to, or is higher than, a level the managers believe more accurately reflects the fair value of the company.
Companies may be undervalued due to market declines, poor economic conditions, actual or anticipated bad news regarding the issuer or its industry, or because they have been overlooked by the market. To identify these companies, the portfolio managers look for companies with earnings, cash flows and/or assets that may not be reflected accurately in the companies' stock prices or may be outside the companies' historical ranges. The managers also may consider whether the companies' securities have a favorable income-paying history and whether income payments are expected to continue or increase.

Equity Securities:
Equity securities in which the Fund invests are primarily common stock.  The Fund may also invest in preferred stock and equity-equivalent securities, such as securities convertible into common stock, stock futures contracts or stock index futures contracts, although it does not do so as a principal strategy.

Market capitalization size:
Since the Fund invests in
companies of all sizes on an ongoing basis, it may be best characterized as a multi-capitalization value fund.

Foreign securities:
When the managers believe it is prudent, the Fund may invest a portion of its assets in foreign securities,

Derivatives and other instruments:
 The Fund may invest in derivatives, such as futures, options and other hybrid financial instruments, although it does not do so as a principal strategy.

Selling securities:
The portfolio managers may sell stocks from the fund's portfolio if they believe:
* a stock no longer meets their valuation criteria;
* a stock's risk parameters outweigh its return opportunity;
* more attractive alternatives are identified; or
* specific events alter a stock's prospects.

Temporary investments:
In the event of exceptional market or economic conditions, the fund may, as a temporary defensive measure, invest all or a substantial portion of its assets in cash, cash equivalent securities or short-term debt securities.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by companies in at least two market capitalization sizes that, in the opinion of the subadviser, exhibit characteristics that are consistent with a value style of investing. The Fund uses a bottom-up approach to identify stocks of companies that may be undervalued due to market declines, actual or anticipated bad news regarding a company or its industry, or failure of the market to perceive long-term value.
The Fund’s subadviser attempts to purchase the stocks of companies that are temporarily out of favor and holds each stock until it has returned to favor in the market and its price has increased to, or is higher than, a level the subadviser believes more accurately reflects the fair value of the company. To identify these companies, the subadviser looks for companies with earnings, cash flows, and/or assets that may not accurately reflect the companies’ values as determined by the subadviser. The subadviser also considers whether the companies’ securities have a favorable income-paying history and whether income payments are expected to continue or increase.

Equity Securities:
Equity securities in which the Fund invests are primarily common stock.  The Fund may also invest in other types of equity securities, such as preferred stock or convertible securities, although it does not do so as a principal strategy.

Market capitalization size:
The market capitalization sizes in which the Fund invests may include large-cap, mid-cap and small-cap companies.

Foreign securities:
The Fund may also invest in equity securities of companies that are located outside the United States.

Derivatives and other instruments:
The Fund may invest in derivatives, such as futures, options and other hybrid financial instruments, although it does not do so as a principal strategy.

Selling securities:
The subadviser may sell stocks if it believes:
• a stock no longer meets its valuation criteria;
• a stock’s risk parameters outweigh its return opportunity;
• more attractive alternatives are identified or
• specific events alter a stock’s prospects.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The value of the fund’s shares may fluctuate significantly in the short term.

Principal loss:
At any given time, the fund’s shares may be worth less than the price an investor paid for them.  In other words, it is possible to lose money by investing in the fund.

Market risk:
The value of the individual securities the Fund owns will go up and down depending on the performance of the companies that issued them, general market and economic conditions, and investor confidence.

Multi-Cap Investing:
The fund may invest in medium-sized and smaller companies, which may be more volatile and subject to greater short-term risk than larger companies. Smaller companies may have limited financial resources, product lines and markets, and their securities may trade less frequently and in more limited volumes than the securities of larger companies. In addition, smaller companies may have less publicly available information.

Style risk:
If the market does not consider the individual stocks purchased by the fund to be undervalued, the value of the fund's shares may not rise as high as other funds and may in fact decline, even if stock prices generally are increasing.
Market performance tends to be cyclical, and, in the various cycles, certain investment styles may fall in and out of favor. If the market is not favoring the fund's style, the fund's gains may not be as big as, or its losses may be bigger than, other equity funds using different investment styles.

Foreign securities:
Although the portfolio managers intend to invest the fund's assets primarily in U.S. stocks, the fund may invest in securities of foreign companies. Foreign investment involves additional risks, including fluctuations in currency exchange rates, less stable political and economic structures, reduced availability of public information, and lack of uniform financial reporting and regulatory practices similar to those that apply in the United States. These factors make investing in foreign securities generally riskier than investing in
U.S. stocks.  Securities of foreign issuers may be less liquid, more volatile and harder to value than U.S. securities.

Convertible securities:
The value of convertible securities may fall when interest rates rise and increase when interest rates fall. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. Value also tends to change whenever the market value of the underlying common or preferred stock fluctuates. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Preferred stock:
A preferred stock may decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to this credit risk, investment in preferred stocks involves certain other risks, including skipping or deferring distributions, and redemption in the event of certain legal or tax changes or at the issuer’s call. Preferred stocks are also subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Derivatives risk:
The Fund may experience a significant loss or otherwise lose opportunities for gains if it uses certain derivatives (e.g., futures) when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways. In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy. Derivatives also present default risks if the counterparty to a derivatives contract fails to fulfill its obligations to the Fund.

Volatility:
As with any mutual fund, the value of the Fund's investments--and therefore, the value of Fund shares--may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Style risk:
Over time, a value investing style may go in and out of favor, causing the Fund to sometimes underperform other equity funds that use different investing styles. Value stocks can react differently to issuer, political, market and economic developments than the market overall and other types of stocks. In addition, the Fund’s value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time or that a stock judged to be undervalued may actually be appropriately priced.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Convertible securities:
The value of convertible securities may fall when interest rates rise and increase when interest rates fall. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. Value also tends to change whenever the market value of the underlying common or preferred stock fluctuates. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Preferred stock:
A preferred stock may decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to this credit risk, investment in preferred stocks involves certain other risks, including skipping or deferring distributions, and redemption in the event of certain legal or tax changes or at the issuer’s call. Preferred stocks are also subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Derivatives risk:
The Fund may experience a significant loss or otherwise lose opportunities for gains if it uses certain derivatives (e.g., options, futures, forwards and forward commitments, and swap agreements) when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways. In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy. Derivatives also present default risks if the counterparty to a derivatives contract fails to fulfill its obligations to the Fund.

Management Fees	0.97%2	0.57%
12b-1 Fees	N/A	N/A
Other Expenses	0.00%	3.10%3
Total Gross Expenses	0.97%	3.67%
Waivers/Reimbursements	0.00%	2.75%4
Total Net Expenses	0.97%	0.92%
Total Share Class Assets (as of 3-31-2010)	$680,143,256	$4,795,385
Total Fund Assets (as of 3-31-2010)	$1,173,918,532	$10,959,383

2 The fund has the following stepped fee schedule:
1.00% of the first $500 million
0.95% of the next $500 million
0.90% over $1 billion.
The fund pays the advisor a single, unified management fee for arranging all services necessary for the fund to operate.  The fee shown is based on assets during the fund’s most recent fiscal year.  The fund has a stepped fee schedule.  As a result, the fund’s unified management fee rate generally decreases as strategy assets increase and increases as strategy assets decrease.

3 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

4 The Trust and NFA have entered into a written contract limiting operating expenses to 0.67% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until May 1, 2011.  The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class I operating expenses to 0.92% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	5.03%	4.76%
1 Yr.	45.01%	44.11%
3 Yrs.	-4.55%	N/A
5 Yrs.	1.91%	N/A
10 Yrs.	6.70%	N/A

The percentage of the Existing Fund’s assets for Class I that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 43% as of 3/31/10.  This comprises approximately 25% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the American Century Variable Portfolios, Inc. – American Century VP Value Fund and the NVIT – American Century NVIT Multi Cap Value Fund have similar investment objectives and substantially similar policies and risks.  Both the Existing Fund and the Replacement Fund seek long-term capital growth or appreciation, and secondarily income.  Both funds seek to meet their objectives by investing in equity securities, using a value investment strategy that looks for companies that are undervalued or are temporarily out of favor in the market.  The NVIT – American Century NVIT Multi Cap Value Fund states that it will invest at least 80% of assets in equity securities issued by companies in at least two market capitalization sizes.  The American Century Variable Portfolios, Inc. – American Century VP Value Fund does not reflect any capitalization size minimums, but states that it will invest in companies of all sizes.  Both funds allow for the use of derivatives securities, preferred stock, convertible and foreign securities without limitation.  As of March 31, 2010, the most recent date available in Morningstar Direct on May 27, 2010, the American Century Variable Portfolios, Inc. – American Century VP Value Fund held 6.34% of its net assets in foreign securities, but did not hold any derivatives, preferred stock or convertible securities.  As of March 31, 2010 (also reported in Morningstar Direct on May 27, 2010), the NVIT – American Century NVIT Multi Cap Value Fund held 6.18% of its net assets in foreign securities, and held no derivatives, preferred stock or convertible securities.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VLI Separate Account 1	811-04460	333-164119	C000085896
Nationwide Provident VLI Separate Account 1	811-04460	333-164120	C000085897
Nationwide Provident VLI Separate Account 1	811-04460	333-164179	N/A
Nationwide Provident VLI Separate Account 1	811-04460	333-164116	C000085893
Nationwide Provident VLI Separate Account 1	811-04460	333-164180	N/A
Nationwide Provident VLI Separate Account 1	811-04460	333-164117	C000085894
Nationwide Provident VLI Separate Account A	811-08722	333-164122	C000085899
Nationwide Provident VLI Separate Account A	811-08722	333-164185	N/A
Nationwide Provident VLI Separate Account A	811-08722	333-164123	C000085900
Nationwide Provident VLI Separate Account A	811-08722	333-164188	N/A
Nationwide Variable Account-10	811-09407	333-81701	C000025683
Nationwide Variable Account-14	811-21205	333-104339	C000017946
Nationwide Variable Account-II	811-03330	002-75059	C000024495
Nationwide Variable Account-II	811-03330	033-67636	C000024501
Nationwide Variable Account-II	811-03330	033-60063	C000024502
Nationwide Variable Account-8	811-07357	033-62659	C000025677
Nationwide Variable Account-8	811-07357	033-62637	C000025678
Nationwide Variable Account-9	811-08241	333-28995	C000024730
Nationwide Variable Account-9	811-08241	333-79327	C000024726
Nationwide Variable Account-9	811-08241	333-53023	C000024723
Nationwide Variable Account-9	811-08241	333-75360	C000025680
Nationwide Variable Account-9	811-08241	333-69014	C000025679
Nationwide Variable Account-9	811-08241	333-52579	C000024732
Nationwide Variable Account-9	811-08241	333-28995	C000024720
Nationwide Variable Account-9	811-08241	333-56073	C000024734
Nationwide Variable Account-9	811-08241	333-53023	C000024724
Nationwide Variable Account-9	811-08241	333-28995	C000024727
Nationwide Variable Account-9	811-08241	333-53023	C000024725
Nationwide VA Separate Account-B	811-06399	033-86408	C000025690
Nationwide VL Separate Account-G	811-21697	333-121878	C000025954
Nationwide VL Separate Account-G	811-21697	333-146650	C000056759
Nationwide VL Separate Account-G	811-21697	333-140608	C000047649
Nationwide VL Separate Account-G	811-21697	333-149213	C000063035
Nationwide VL Separate Account-G	811-21697	333-146073	C000054985
Nationwide VLI Separate Account-2	811-05311	033-42180	C000025924
Nationwide VLI Separate Account-2	811-05311	033-63179	C000026123
Nationwide VLI Separate Account-2	811-05311	033-62795	C000025923

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide VLI Separate Account-2	811-05311	033-16999	C000026121
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025932
Nationwide VLI Separate Account-4	811-08301	333-52615	C000025936
Nationwide VLI Separate Account-4	811-08301	333-31725	C000025928
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025934
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025937
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025929
Nationwide VLI Separate Account-7	811-21610	333-117998	C000025943
Nationwide VLI Separate Account-7	811-21610	333-121879	C000025944
Nationwide VLI Separate Account-7	811-21610	333-149295	C000063404
Nationwide VLI Separate Account-7	811-21610	333-146649	C000056757
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025933
Nationwide VLI Separate Account-4	811-08301	333-31725	C000026839
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025935
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025938
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025930

2.           American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class II replaced by NVIT - American Century NVIT Multi Cap Value Fund: Class II
	Existing Fund	Replacement Fund
	American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class II	NVIT - American Century NVIT Multi Cap Value Fund: Class II
Adviser:	American Century Investment Management, Inc.	Nationwide Fund Advisors
Subadviser:	N/A	American Century Investment Management, Inc.
Investment Objective:	Long-term capital growth. Income is a secondary objective.	The Fund seeks capital appreciation, and secondarily current income.
Investment Strategy:
The portfolio managers look for stocks of companies of all sizes that they believe are undervalued at the time of purchase. The managers use a value investment strategy that looks for companies that are temporarily out of favor in the market. The managers attempt to purchase the stocks of these undervalued companies and hold each stock until it has returned to favor in the market and the price has increased to, or is higher than, a level the managers believe more accurately reflects the fair value of the company.
Companies may be undervalued due to market declines, poor economic conditions, actual or anticipated bad news regarding the issuer or its industry, or because they have been overlooked by the market. To identify these companies, the portfolio managers look for companies with earnings, cash flows and/or assets that may not be reflected accurately in the companies' stock prices or may be outside the companies' historical ranges. The managers also may consider whether the companies' securities have a favorable income-paying history and whether income payments are expected to continue or increase.

Equity Securities:
Equity securities in which the Fund invests are primarily common stock.  The Fund may also invest in preferred stock and equity-equivalent securities, such as securities convertible into common stock, stock futures contracts or stock index futures contracts, although it does not do so as a principal strategy.

Market capitalization size:
Since the Fund invests in
companies of all sizes on an ongoing basis, it may be best characterized as a multi-capitalization value fund.

Foreign securities:
When the managers believe it is prudent, the Fund may invest a portion of its assets in foreign securities,

Derivatives and other instruments:
The Fund may invest in derivatives, such as futures, options and other hybrid financial instruments, although it does not do so as a principal strategy.

Selling securities:
The portfolio managers may sell stocks from the fund's portfolio if they believe:
* a stock no longer meets their valuation criteria;
* a stock's risk parameters outweigh its return opportunity;
* more attractive alternatives are identified; or
* specific events alter a stock's prospects.

Temporary investments:
In the event of exceptional market or economic conditions, the fund may, as a temporary defensive measure, invest all or a substantial portion of its assets in cash, cash equivalent securities or short-term debt securities.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by companies in at least two market capitalization sizes that, in the opinion of the subadviser, exhibit characteristics that are consistent with a value style of investing. The Fund uses a bottom-up approach to identify stocks of companies that may be undervalued due to market declines, actual or anticipated bad news regarding a company or its industry, or failure of the market to perceive long-term value.
The Fund’s subadviser attempts to purchase the stocks of companies that are temporarily out of favor and holds each stock until it has returned to favor in the market and its price has increased to, or is higher than, a level the subadviser believes more accurately reflects the fair value of the company. To identify these companies, the subadviser looks for companies with earnings, cash flows, and/or assets that may not accurately reflect the companies’ values as determined by the subadviser. The subadviser also considers whether the companies’ securities have a favorable income-paying history and whether income payments are expected to continue or increase.

Equity Securities:
Equity securities in which the Fund invests are primarily common stock.  The Fund may also invest in other types of equity securities, such as preferred stock or convertible securities, although it does not do so as a principal strategy.

Market capitalization size:
The market capitalization sizes in which the Fund invests may include large-cap, mid-cap and small-cap companies.

Foreign securities:
The Fund may also invest in equity securities of companies that are located outside the United States.

Derivatives and other instruments:
The Fund may invest in derivatives, such as futures, options and other hybrid financial instruments, although it does not do so as a principal strategy.

Selling securities:
The subadviser may sell stocks if it believes:
• a stock no longer meets its valuation criteria;
• a stock’s risk parameters outweigh its return opportunity;
• more attractive alternatives are identified or
• specific events alter a stock’s prospects.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The value of the fund’s shares may fluctuate significantly in the short term.

Principal loss:
At any given time, the fund’s shares may be worth less than the price an investor paid for them.  In other words, it is possible to lose money by investing in the fund.

Market risk:
The value of the individual securities the Fund owns will go up and down depending on the performance of the companies that issued them, general market and economic conditions, and investor confidence.

Multi-Cap Investing:
The fund may invest in medium-sized and smaller companies, which may be more volatile and subject to greater short-term risk than larger companies. Smaller companies may have limited financial resources, product lines and markets, and their securities may trade less frequently and in more limited volumes than the securities of larger companies. In addition, smaller companies may have less publicly available information.

Style risk:
If the market does not consider the individual stocks purchased by the fund to be undervalued, the value of the fund's shares may not rise as high as other funds and may in fact decline, even if stock prices generally are increasing.
Market performance tends to be cyclical, and, in the various cycles, certain investment styles may fall in and out of favor. If the market is not favoring the fund's style, the fund's gains may not be as big as, or its losses may be bigger than, other equity funds using different investment styles.

Foreign securities:
Although the portfolio managers intend to invest the fund's assets primarily in U.S. stocks, the fund may invest in securities of foreign companies. Foreign investment involves additional risks, including fluctuations in currency exchange rates, less stable political and economic structures, reduced availability of public information, and lack of uniform financial reporting and regulatory practices similar to those that apply in the United States. These factors make investing in foreign securities generally riskier than investing in
U.S. stocks.  Securities of foreign issuers may be less liquid, more volatile and harder to value than U.S. securities.

Convertible securities:
The value of convertible securities may fall when interest rates rise and increase when interest rates fall. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. Value also tends to change whenever the market value of the underlying common or preferred stock fluctuates. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Preferred stock:
A preferred stock may decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to this credit risk, investment in preferred stocks involves certain other risks, including skipping or deferring distributions, and redemption in the event of certain legal or tax changes or at the issuer’s call. Preferred stocks are also subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Derivatives risk:
The Fund may experience a significant loss or otherwise lose opportunities for gains if it uses certain derivatives (e.g., futures) when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways. In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy. Derivatives also present default risks if the counterparty to a derivatives contract fails to fulfill its obligations to the Fund.

Volatility:
As with any mutual fund, the value of the Fund's investments--and therefore, the value of Fund shares--may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Style risk:
Over time, a value investing style may go in and out of favor, causing the Fund to sometimes underperform other equity funds that use different investing styles. Value stocks can react differently to issuer, political, market and economic developments than the market overall and other types of stocks. In addition, the Fund’s value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time or that a stock judged to be undervalued may actually be appropriately priced.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Convertible securities:
The value of convertible securities may fall when interest rates rise and increase when interest rates fall. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. Value also tends to change whenever the market value of the underlying common or preferred stock fluctuates. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Preferred stock:
A preferred stock may decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to this credit risk, investment in preferred stocks involves certain other risks, including skipping or deferring distributions, and redemption in the event of certain legal or tax changes or at the issuer’s call. Preferred stocks are also subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Derivatives risk:
The Fund may experience a significant loss or otherwise lose opportunities for gains if it uses certain derivatives (e.g., options, futures, forwards and forward commitments, and swap agreements) when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways. In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy. Derivatives also present default risks if the counterparty to a derivatives contract fails to fulfill its obligations to the Fund.

Management Fees	0.87%5	0.57%
12b-1 Fees	0.25%	0.25%
Other Expenses	0.00%	3.10%6
Total Gross Expenses	1.12%	3.92%
Waivers/Reimbursements	0.00%	2.83%7
Total Net Expenses	1.12%	1.09%
Total Share Class Assets (as of 3-31-2010)	$487,619,185	$6,163,998
Total Fund Assets (as of 3-31-2010)	$1,173,918,532	$10,959,383

5 The fund has the following stepped fee schedule:
0.90% of the first $500 million
0.85% of the next $500 million
0.80% over $1 billion.
The fund pays the advisor a single, unified management fee for arranging all services necessary for the fund to operate.  The fee shown is based on assets during the fund’s most recent fiscal year.  The fund has a stepped fee schedule.  As a result, the fund’s unified management fee rate generally decreases as strategy assets increase and increases as strategy assets decrease.

6 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

7 The Trust and NFA have entered into a written contract limiting operating expenses to 0.67% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class II operating expenses to 1.09% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses. The Trust and Nationwide Fund Distributors LLC have entered into a written contract waiving 0.08% of the Distribution and/or Service (12b-1) Fee for Class II shares until May 1, 2011, and will agree contractually to extend the duration of this waiver for a period of at least two years following the Substitution date.

Performance History (as of 3-31-2010)
3 Mo.	4.98%	4.81%
1 Yr.	44.63%	43.83%
3 Yrs.	-4.70%	N/A
5 Yrs.	1.77%	N/A
10 Yrs.	6.55%	N/A

The percentage of the Existing Fund’s assets for Class II that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 17% as of 3/31/10.  This comprises approximately 7% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the American Century Variable Portfolios, Inc. – American Century VP Value Fund and the NVIT – American Century NVIT Multi Cap Value Fund have similar investment objectives and substantially similar policies and risks.  Both the Existing Fund and the Replacement Fund seek long-term capital growth or appreciation, and secondarily income.  Both funds seek to meet their objectives by investing in equity securities, using a value investment strategy that looks for companies that are undervalued or are temporarily out of favor in the market.  The NVIT – American Century NVIT Multi Cap Value Fund states that it will invest at least 80% of assets in equity securities issued by companies in at least two market capitalization sizes.  The American Century Variable Portfolios, Inc. – American Century VP Value Fund does not reflect any capitalization size minimums, but states that it will invest in companies of all sizes.  Both funds allow for the use of derivatives securities, preferred stock, convertible and foreign securities without limitation.  As of March 31, 2010, the most recent date available in Morningstar Direct on May 27, 2010, the American Century Variable Portfolios, Inc. – American Century VP Value Fund held 6.34% of its net assets in foreign securities, but did not hold any derivatives, preferred stock or convertible securities.  As of March 31, 2010 (also reported in Morningstar Direct on May 27, 2010), the NVIT – American Century NVIT Multi Cap Value Fund held 6.18% of its net assets in foreign securities, and held no derivatives, preferred stock or convertible securities.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Variable Account-II	811-03330	333-103095	C000024508
Nationwide Variable Account-II	811-03330	333-103095	C000024507
Nationwide Variable Account-II	811-03330	333-103094	C000024504
Nationwide Variable Account-II	811-03330	333-104510	C000024499
Nationwide Variable Account-II	811-03330	333-104512	C000024498
Nationwide Variable Account-II	811-03330	333-103093	C000024503
Nationwide Variable Account-II	811-03330	333-104513	C000024496
Nationwide Variable Account-II	811-03330	333-103094	C000024537
Nationwide Variable Account-II	811-03330	333-103094	C000024538
Nationwide Variable Account-II	811-03330	333-103094	C000024505
Nationwide Variable Account-II	811-03330	333-104511	C000024497
Nationwide Variable Account-II	811-03330	333-104513	C000068828
Nationwide Variable Account-II	811-03330	333-147198	C000051997
Nationwide Variable Account-II	811-03330	333-140621	C000047667
Nationwide Variable Account-II	811-03330	333-105992	C000024500
Nationwide Variable Account-II	811-03330	333-147273	C000057806
Nationwide Variable Account-II	811-03330	333-103094	C000024506
Nationwide Variable Account-9	811-08241	333-53023	C000024722

3.           Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Initial Class replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
	Existing Fund	Replacement Fund
	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Initial Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
Adviser:	Fidelity Management & Research Company (“FMR”)	Nationwide Fund Advisors
Subadviser(s):
Fidelity Management & Research Co., Inc.
Fidelity management & Research (U.K.) Inc.
Fidelity Research & Analysis Company
Fidelity Investments Japan Limited
Fidelity International Investment Advisors
Fidelity International Investment Advisors (U.K.) Limited
Oppenheimer Funds, Inc.
Investment Objective:	Long-term capital appreciation.	Long-term capital growth.
Investment Strategy:
FMR normally invests the fund's assets primarily in common stocks.
FMR invests the fund's assets in securities of companies whose value it believes is not fully recognized by the public. The types of companies in which the fund may invest include companies experiencing positive fundamental change, such as a new management team or product launch, a significant cost-cutting initiative, a merger or acquisition, or a reduction in industry capacity that should lead to improved pricing; companies whose earnings potential has increased or is expected to increase more than generally perceived; companies that have enjoyed recent market popularity but which appear to have fallen temporarily out of favor for reasons that are considered non-recurring or short-term; and companies that are undervalued in relation to securities of other companies in the same industry.

Industry diversification:
FMR allocates the fund's assets across different market sectors, using different Fidelity managers to handle investments within each sector. At present, these sectors include consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecom services, and utilities.
FMR expects the fund's sector allocations will approximate the sector weightings of the S&P 500. While FMR may overweight or underweight one or more sectors from time to time, FMR expects the returns of the fund to be driven primarily by the security selections of the managers of each sector.

Style:
FMR is not constrained by any particular investment style. At any given time, FMR may tend to buy "growth" stocks or "value" stocks, or a combination of both types. In buying and selling securities for the fund, FMR relies on fundamental analysis, which involves a bottom-up assessment of a company's potential for success in light of factors including its financial condition, earnings outlook, strategy, management, industry position, and economic and market conditions.

Foreign securities:
FMR may invest the fund's assets in securities of foreign issuers in addition to securities of domestic issuers.

Securities lending:
FMR may lend the fund's securities to broker-dealers or other institutions to earn income for the fund.

Futures and exchange-traded funds:
FMR may also use various techniques, such as buying and selling futures contracts and exchange traded funds, to increase or decrease the fund's exposure to changing security prices or other factors that affect security values.

Temporary investments:
In response to market, economic, political, or other conditions, FMR may temporarily use a different investment strategy for defensive purposes.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  Equity securities in which the Fund invests are primarily common stock. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Industry diversification:
The Fund seeks to reduce risk by diversifying among many companies and industries.

Style:
The Fund uses a growth style of investing.

Market capitalization size:
The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Securities lending:
The Fund may lend its securities to broker-dealers or other institutions to earn income, although it does not do so as a principal strategy.

Futures and exchange-traded funds:
The Fund may buy and sell futures contracts and exchange traded funds, although it does not do so as principal strategies.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The fund's share price changes daily based on changes in market conditions and interest rates and in response to other economic, political, or financial developments.

Principal loss:
When a shareholder sells shares they may be worth more or less than what the shareholder paid for them, which means that the shareholder could lose money.

Stock market risk:
Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.  Different parts of the market can react differently to these developments.

Style risk:
At any given time, FMR may tend to buy "growth" stocks or "value" stocks, or a combination of both types.  Each of “growth” and “value” stocks can react differently to issuer, political, market, and economic developments than the market as a whole and other types of stocks.  “Growth” stocks tend to be more expensive relative to their earnings or assets compared to other types of stocks.  As a result, “growth” stocks tend to be more sensitive to changes in their earnings and more volatile than other types of stocks.  “Value” stocks tend to be inexpensive relative to their earnings or assets compared to other types of stocks.  However, “value” stocks can continue to be inexpensive for long periods of time and may not ever realize their full value.

Issuer-Specific Changes:
The value of an individual security or particular type of security can be more volatile than, and can perform differently from, the market as a whole.

Foreign securities:
Foreign markets can be more volatile than the U.S. market due to increased risks of adverse issuer, political, regulatory, market or economic developments and can perform differently from the U.S. market.

Derivatives risk:
Derivatives, such as futures, involve leverage because they can provide investment exposure in an amount exceeding the initial investment. A small change in the underlying asset, instrument, or index can lead to a significant loss.  Assets segregated to cover these transactions may decline in value and are not available to meet redemptions.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Derivatives risk:
The Fund may experience a loss or otherwise lose opportunities if it uses derivatives, such as futures, when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways.  In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Management Fees	0.56%	0.50%
12b-1 Fees	N/A	N/A
Other Expenses	0.11%	3.51%8
Total Gross Expenses	0.67%	4.01%
Waivers/Reimbursements	0.00%	3.36%9
Total Net Expenses	0.67%	0.65%
Total Share Class Assets (as of 3-31-2010)	$7,553,321,588	$7,885,389
Total Fund Assets (as of 3-31-2010)	$17,693,571,388	$10,446,613

8 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

9 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class I operating expenses to 0.65% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	5.29%	3.55%
1 Yr.	56.25%	50.43%
3 Yrs.	-1.65%	N/A
5 Yrs.	4.67%	N/A
10 Yrs.	2.80%	N/A

The percentage of the Existing Fund’s assets for Initial Class that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 8% as of 3/31/10.  This comprises approximately 3% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek long-term capital growth or appreciation, and both invest at least 80% of their respective net assets in common stocks.  Both funds diversify among a variety of industries and sectors.  The NVIT – Oppenheimer NVIT Large Cap Growth Fund has a stated policy of using a growth style of investing, seeking companies whose earnings are expected to grow consistently faster than those of other companies.  The Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio is not constrained by any particular investment style, and at any given time it may tend to buy “growth” stocks or “value” stocks, or a combination of both types.  It seeks companies whose values it believes are not fully recognized by the public, relying on a bottom-up assessment of a company’s potential for success in light of many factors.  Both funds allow for the use of foreign securities and derivatives, although the NVIT – Oppenheimer NVIT Large Cap Growth Fund does not use derivatives as a principal strategy.  As of March 31, 2010, the most recent date available in Morningstar Direct on May 27, 2010, the Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio held 11.86% of its net assets in foreign securities, 0.40% in preferred stock, and 0% in each of derivatives and convertible securities, respectively.  As of March 31, 2010, the most recent date available in Morningstar Direct on May 27, 2010, the NVIT – Oppenheimer NVIT Large Cap Growth Fund held 10.64% of its net assets in foreign securities, but did not hold any derivatives, preferred stock or convertible securities.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VA Separate Account 1	811-07708	333-164126	C000085903
Nationwide Provident VA Separate Account A	811-06484	333-164132	C000085909
Nationwide Provident VA Separate Account A	811-06484	333-164129	C000085906
Nationwide Provident VLI Separate Account 1	811-04460	333-164118	C000085895
Nationwide Provident VLI Separate Account 1	811-04460	333-164119	C000085896
Nationwide Provident VLI Separate Account 1	811-04460	333-164120	C000085897
Nationwide Provident VLI Separate Account 1	811-04460	333-164179	N/A
Nationwide Provident VLI Separate Account 1	811-04460	333-164116	C000085893
Nationwide Provident VLI Separate Account 1	811-04460	333-164180	N/A
Nationwide Provident VLI Separate Account 1	811-04460	333-164117	C000085894
Nationwide Provident VLI Separate Account A	811-08722	333-164122	C000085899
Nationwide Provident VLI Separate Account A	811-08722	333-164185	N/A

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VLI Separate Account A	811-08722	333-164123	C000085900
Nationwide Provident VLI Separate Account A	811-08722	333-164188	N/A
Nationwide Variable Account-II	811-03330	002-75059	C000024495
Nationwide Variable Account-II	811-03330	033-67636	C000024501
Nationwide Variable Account-II	811-03330	033-60063	C000024502
Nationwide Variable Account-6	811-08684	033-82370	C000025674
Nationwide Variable Account-7	811-08666	033-82190	C000025676
Nationwide Variable Account-7	811-08666	033-82174	C000024646
Nationwide VA Separate Account-B	811-06399	033-86408	C000025690
Nationwide VLI Separate Account-2	811-05311	033-42180	C000025924
Nationwide VLI Separate Account-2	811-05311	033-63179	C000026123
Nationwide VLI Separate Account-2	811-05311	033-62795	C000025923
Nationwide VLI Separate Account-2	811-05311	033-16999	C000026121

4.           Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
	Existing Fund	Replacement Fund
	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
Adviser:	Fidelity Management & Research Company (“FMR”)	Nationwide Fund Advisors
Subadviser(s):
Fidelity Management & Research Co., Inc.
Fidelity management & Research (U.K.) Inc.
Fidelity Research & Analysis Company
Fidelity Investments Japan Limited
Fidelity International Investment Advisors
Fidelity International Investment Advisors (U.K.) Limited
Oppenheimer Funds, Inc.
Investment Objective:	Long-term capital appreciation.	Long-term capital growth.
Investment Strategy:
FMR normally invests the fund's assets primarily in common stocks.
FMR invests the fund's assets in securities of companies whose value it believes is not fully recognized by the public. The types of companies in which the fund may invest include companies experiencing positive fundamental change, such as a new management team or product launch, a significant cost-cutting initiative, a merger or acquisition, or a reduction in industry capacity that should lead to improved pricing; companies whose earnings potential has increased or is expected to increase more than generally perceived; companies that have enjoyed recent market popularity but which appear to have fallen temporarily out of favor for reasons that are considered non-recurring or short-term; and companies that are undervalued in relation to securities of other companies in the same industry.

Industry diversification:
FMR allocates the fund's assets across different market sectors, using different Fidelity managers to handle investments within each sector. At present, these sectors include consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecom services, and utilities.
FMR expects the fund's sector allocations will approximate the sector weightings of the S&P 500. While FMR may overweight or underweight one or more sectors from time to time, FMR expects the returns of the fund to be driven primarily by the security selections of the managers of each sector.

Style:
FMR is not constrained by any particular investment style. At any given time, FMR may tend to buy "growth" stocks or "value" stocks, or a combination of both types. In buying and selling securities for the fund, FMR relies on fundamental analysis, which involves a bottom-up assessment of a company's potential for success in light of factors including its financial condition, earnings outlook, strategy, management, industry position, and economic and market conditions.

Foreign securities:
FMR may invest the fund's assets in securities of foreign issuers in addition to securities of domestic issuers.

Securities lending:
FMR may lend the fund's securities to broker-dealers or other institutions to earn income for the fund.

Futures and exchange-traded funds:
FMR may also use various techniques, such as buying and selling futures contracts and exchange traded funds, to increase or decrease the fund's exposure to changing security prices or other factors that affect security values.

Temporary investments:
In response to market, economic, political, or other conditions, FMR may temporarily use a different investment strategy for defensive purposes.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  Equity securities in which the Fund invests are primarily common stock. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Industry diversification:
The Fund seeks to reduce risk by diversifying among many companies and industries.

Style:
The Fund uses a growth style of investing.

Market capitalization size:
The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Securities lending:
The Fund may lend its securities to broker-dealers or other institutions to earn income, although it does not do so as a principal strategy.

Futures and exchange-traded funds:
The Fund may buy and sell futures contracts and exchange traded funds, although it does not do so as principal strategies.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The fund's share price changes daily based on changes in market conditions and interest rates and in response to other economic, political, or financial developments.

Principal loss:
When a shareholder sells shares they may be worth more or less than what the shareholder paid for them, which means that the shareholder could lose money.

Stock market risk:
Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.  Different parts of the market can react differently to these developments.

Style risk:
At any given time, FMR may tend to buy "growth" stocks or "value" stocks, or a combination of both types.  Each of “growth” and “value” stocks can react differently to issuer, political, market, and economic developments than the market as a whole and other types of stocks.  “Growth” stocks tend to be more expensive relative to their earnings or assets compared to other types of stocks.  As a result, “growth” stocks tend to be more sensitive to changes in their earnings and more volatile than other types of stocks.  “Value” stocks tend to be inexpensive relative to their earnings or assets compared to other types of stocks.  However, “value” stocks can continue to be inexpensive for long periods of time and may not ever realize their full value.

Issuer-Specific Changes:
The value of an individual security or particular type of security can be more volatile than, and can perform differently from, the market as a whole.

Foreign securities:
Foreign markets can be more volatile than the U.S. market due to increased risks of adverse issuer, political, regulatory, market or economic developments and can perform differently from the U.S. market.

Derivatives risk:
Derivatives, such as futures, involve leverage because they can provide investment exposure in an amount exceeding the initial investment. A small change in the underlying asset, instrument, or index can lead to a significant loss.  Assets segregated to cover these transactions may decline in value and are not available to meet redemptions.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Derivatives risk:
The Fund may experience a loss or otherwise lose opportunities if it uses derivatives, such as futures, when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways.  In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Management Fees	0.56%	0.50%
12b-1 Fees	0.10%	N/A
Other Expenses	0.11%	3.51%10
Total Gross Expenses	0.77%	4.01%
Waivers/Reimbursements	0.00%	3.36%11
Total Net Expenses	0.77%	0.65%
Total Share Class Assets (as of 3-31-2010)	$1,826,821,146	$7,885,389
Total Fund Assets (as of 3-31-2010)	$17,693,571,388	$10,446,613

10 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

11 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class I operating expenses to 0.65% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	5.26%	3.55%
1 Yr.	56.21%	50.43%
3 Yrs.	-1.74%	N/A
5 Yrs.	4.57%	N/A
10 Yrs.	2.70%	N/A

The percentage of the Existing Fund’s assets for Service Class that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 28% as of 3/31/10.  This comprises approximately 3% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek long-term capital growth or appreciation, and both invest at least 80% of their respective net assets in common stocks.  Both funds diversify among a variety of industries and sectors.  The NVIT – Oppenheimer NVIT Large Cap Growth Fund has a stated policy of using a growth style of investing, seeking companies whose earnings are expected to grow consistently faster than those of other companies.  The Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio is not constrained by any particular investment style, and at any given time it may tend to buy “growth” stocks or “value” stocks, or a combination of both types.  It seeks companies whose values it believes are not fully recognized by the public, relying on a bottom-up assessment of a company’s potential for success in light of many factors.  Both funds allow for the use of foreign securities and derivatives, although the NVIT – Oppenheimer NVIT Large Cap Growth Fund does not use derivatives as a principal strategy.  As of March 31, 2010, the most recent date available in Morningstar Direct on May 27, 2010, the Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio held 11.86% of its net assets in foreign securities, 0.40% in preferred stock, and 0% in each of derivatives and convertible securities, respectively.  As of March 31, 2010, the most recent date available in Morningstar Direct on May 27, 2010, the NVIT – Oppenheimer NVIT Large Cap Growth Fund held 10.64% of its net assets in foreign securities, but did not hold any derivatives, preferred stock or convertible securities.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract Identifier
Nationwide Variable Account-10	811-09407	333-81701	C000025683
Nationwide Variable Account-14	811-21205	333-104339	C000017946
Nationwide Variable Account-7	811-08666	033-89560	C000024647
Nationwide Variable Account-7	811-08666	033-89560	C000034519
Nationwide Variable Account-8	811-07357	033-62659	C000025677
Nationwide Variable Account-8	811-07357	033-62637	C000025678
Nationwide Variable Account-9	811-08241	333-28995	C000024730
Nationwide Variable Account-9	811-08241	333-79327	C000024726
Nationwide Variable Account-9	811-08241	333-53023	C000024723
Nationwide Variable Account-9	811-08241	333-75360	C000025680

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract Identifier
Nationwide Variable Account-9	811-08241	333-69014	C000025679
Nationwide Variable Account-9	811-08241	333-52579	C000024732
Nationwide Variable Account-9	811-08241	333-28995	C000024720
Nationwide Variable Account-9	811-08241	333-56073	C000024734
Nationwide Variable Account-9	811-08241	333-53023	C000024724
Nationwide Variable Account-9	811-08241	333-28995	C000024727
Nationwide Variable Account-9	811-08241	333-53023	C000024725
Nationwide VL Separate Account-G	811-21697	333-121878	C000025954
Nationwide VL Separate Account-G	811-21697	333-140608	C000047649
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025932
Nationwide VLI Separate Account-4	811-08301	333-52615	C000025936
Nationwide VLI Separate Account-4	811-08301	333-31725	C000025928
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025934
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025937
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025929
Nationwide VLI Separate Account-7	811-21610	333-117998	C000025943
Nationwide VLI Separate Account-7	811-21610	333-121879	C000025944
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025933
Nationwide VLI Separate Account-4	811-08301	333-31725	C000026839
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025935
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025938
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025930

5.           Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class 2 replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
	Existing Fund	Replacement Fund
	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class 2	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
Adviser:	Fidelity Management & Research Company (“FMR”)	Nationwide Fund Advisors
Subadviser(s):
Fidelity Management & Research Co., Inc.
Fidelity management & Research (U.K.) Inc.
Fidelity Research & Analysis Company
Fidelity Investments Japan Limited
Fidelity International Investment Advisors
Fidelity International Investment Advisors (U.K.) Limited
Oppenheimer Funds, Inc.
Investment Objective:	Long-term capital appreciation.	Long-term capital growth.
Investment Strategy:
FMR normally invests the fund's assets primarily in common stocks.
FMR invests the fund's assets in securities of companies whose value it believes is not fully recognized by the public. The types of companies in which the fund may invest include companies experiencing positive fundamental change, such as a new management team or product launch, a significant cost-cutting initiative, a merger or acquisition, or a reduction in industry capacity that should lead to improved pricing; companies whose earnings potential has increased or is expected to increase more than generally perceived; companies that have enjoyed recent market popularity but which appear to have fallen temporarily out of favor for reasons that are considered non-recurring or short-term; and companies that are undervalued in relation to securities of other companies in the same industry.

Industry diversification:
FMR allocates the fund's assets across different market sectors, using different Fidelity managers to handle investments within each sector. At present, these sectors include consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecom services, and utilities.
FMR expects the fund's sector allocations will approximate the sector weightings of the S&P 500. While FMR may overweight or underweight one or more sectors from time to time, FMR expects the returns of the fund to be driven primarily by the security selections of the managers of each sector.

Style:
FMR is not constrained by any particular investment style. At any given time, FMR may tend to buy "growth" stocks or "value" stocks, or a combination of both types. In buying and selling securities for the fund, FMR relies on fundamental analysis, which involves a bottom-up assessment of a company's potential for success in light of factors including its financial condition, earnings outlook, strategy, management, industry position, and economic and market conditions.

Foreign securities:
FMR may invest the fund's assets in securities of foreign issuers in addition to securities of domestic issuers.

Securities lending:
FMR may lend the fund's securities to broker-dealers or other institutions to earn income for the fund.

Futures and exchange-traded funds:
FMR may also use various techniques, such as buying and selling futures contracts and exchange traded funds, to increase or decrease the fund's exposure to changing security prices or other factors that affect security values.

Temporary investments:
In response to market, economic, political, or other conditions, FMR may temporarily use a different investment strategy for defensive purposes.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  Equity securities in which the Fund invests are primarily common stock. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Industry diversification:
The Fund seeks to reduce risk by diversifying among many companies and industries.

Style:
The Fund uses a growth style of investing.

Market capitalization size:
The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Securities lending:
The Fund may lend its securities to broker-dealers or other institutions to earn income, although it does not do so as a principal strategy.

Futures and exchange-traded funds:
The Fund may buy and sell futures contracts and exchange traded funds, although it does not do so as principal strategies.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The fund's share price changes daily based on changes in market conditions and interest rates and in response to other economic, political, or financial developments.

Principal loss:
When a shareholder sells shares they may be worth more or less than what the shareholder paid for them, which means that the shareholder could lose money.

Stock market risk:
Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.  Different parts of the market can react differently to these developments.

Style risk:
At any given time, FMR may tend to buy "growth" stocks or "value" stocks, or a combination of both types.  Each of “growth” and “value” stocks can react differently to issuer, political, market, and economic developments than the market as a whole and other types of stocks.  “Growth” stocks tend to be more expensive relative to their earnings or assets compared to other types of stocks.  As a result, “growth” stocks tend to be more sensitive to changes in their earnings and more volatile than other types of stocks.  “Value” stocks tend to be inexpensive relative to their earnings or assets compared to other types of stocks.  However, “value” stocks can continue to be inexpensive for long periods of time and may not ever realize their full value.

Issuer-Specific Changes:
The value of an individual security or particular type of security can be more volatile than, and can perform differently from, the market as a whole.

Foreign securities:
Foreign markets can be more volatile than the U.S. market due to increased risks of adverse issuer, political, regulatory, market or economic developments and can perform differently from the U.S. market.

Derivatives risk:
Derivatives, such as futures, involve leverage because they can provide investment exposure in an amount exceeding the initial investment. A small change in the underlying asset, instrument, or index can lead to a significant loss.  Assets segregated to cover these transactions may decline in value and are not available to meet redemptions.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Derivatives risk:
The Fund may experience a loss or otherwise lose opportunities if it uses derivatives, such as futures, when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways.  In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Management Fees	0.56%	0.50%
12b-1 Fees	0.25%	0.25%
Other Expenses	0.11%	3.51%12
Total Gross Expenses	0.92%	4.26%
Waivers/Reimbursements	0.00%	3.36%13
Total Net Expenses	0.92%	0.90%
Total Share Class Assets (as of 3-31-2010)	$7,807,489,357	$2,561,224
Total Fund Assets (as of 3-31-2010)	$17,693,571,388	$10,446,613

12 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

13 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class II operating expenses to 0.90% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	5.23%	3.48%
1 Yr.	55.89%	50.23%
3 Yrs.	-1.88%	N/A
5 Yrs.	4.41%	N/A
10 Yrs.	2.55%	N/A

The percentage of the Existing Fund’s assets for Service Class 2 that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 3% as of 3/31/10.  This comprises approximately 2% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek long-term capital growth or appreciation, and both invest at least 80% of their respective net assets in common stocks.  Both funds diversify among a variety of industries and sectors.  The NVIT – Oppenheimer NVIT Large Cap Growth Fund has a stated policy of using a growth style of investing, seeking companies whose earnings are expected to grow consistently faster than those of other companies.  The Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio is not constrained by any particular investment style, and at any given time it may tend to buy “growth” stocks or “value” stocks, or a combination of both types.  It seeks companies whose values it believes are not fully recognized by the public, relying on a bottom-up assessment of a company’s potential for success in light of many factors.  Both funds allow for the use of foreign securities and derivatives, although the NVIT – Oppenheimer NVIT Large Cap Growth Fund does not use derivatives as a principal strategy.  As of March 31, 2010, the most recent date available in Morningstar Direct on May 27, 2010, the Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio held 11.86% of its net assets in foreign securities, 0.40% in preferred stock, and 0% in each of derivatives and convertible securities, respectively.  As of March 31, 2010, the most recent date available in Morningstar Direct on May 27, 2010, the NVIT – Oppenheimer NVIT Large Cap Growth Fund held 10.64% of its net assets in foreign securities, but did not hold any derivatives, preferred stock or convertible securities.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract /Class Identifier
Nationwide Provident VA Separate Account 1	811-07708	333-164127	C000085904
Nationwide Provident VA Separate Account 1	811-07708	333-164125	C000085902
Nationwide Provident VA Separate Account A	811-06484	333-164131	C000085908
Nationwide Provident VA Separate Account A	811-06484	333-164130	C000085907
Nationwide Variable Account-II	811-03330	333-103095	C000024508
Nationwide Variable Account-II	811-03330	333-103095	C000024507
Nationwide Variable Account-II	811-03330	333-103094	C000024504
Nationwide Variable Account-II	811-03330	333-104510	C000024499
Nationwide Variable Account-II	811-03330	333-104512	C000024498

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract /Class Identifier
Nationwide Variable Account-II	811-03330	333-103093	C000024503
Nationwide Variable Account-II	811-03330	333-104513	C000024496
Nationwide Variable Account-II	811-03330	333-103094	C000024537
Nationwide Variable Account-II	811-03330	333-103094	C000024538
Nationwide Variable Account-II	811-03330	333-103094	C000024505
Nationwide Variable Account-II	811-03330	333-104511	C000024497
Nationwide Variable Account-II	811-03330	333-104513	C000068828
Nationwide Variable Account-II	811-03330	333-105992	C000024500
Nationwide Variable Account-II	811-03330	333-103094	C000024506
Nationwide Variable Account-7	811-08666	033-89560	C000024647
Nationwide Variable Account-7	811-08666	033-89560	C000034520
Nationwide Variable Account-7	811-08666	033-89560	C000034518
Nationwide Variable Account-9	811-08241	333-53023	C000024722

6.           Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Initial Class replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
	Existing Fund	Replacement Fund
	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Initial Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
Adviser:	Fidelity Management & Research Company (“FMR”)	Nationwide Fund Advisors
Subadviser(s):
Fidelity management & Research (U.K.) Inc.
Fidelity Research & Analysis Company
Fidelity Investments Japan Limited
Fidelity International Investment Advisors
Fidelity International Investment Advisors (U.K.) Limited
Oppenheimer Funds, Inc.
Investment Objective:	Capital growth.	Long-term capital growth.
Investment Strategy:
FMR normally invests the fund's assets primarily in common stocks.
FMR invests the fund's assets in companies it believes have above-average growth potential. Growth may be measured by factors such as earnings or revenue. Companies with high growth potential tend to be companies with higher than average price/earnings (P/E) or price/book (P/B) ratios. Companies with strong growth potential often have new products, technologies, distribution channels, or other opportunities, or have a strong industry or market position. The stocks of these companies are often called "growth" stocks.
In buying and selling securities for the fund, FMR relies on fundamental analysis, which involves a bottom-up assessment of a company's potential for success in light of factors including its financial condition, earnings outlook, strategy, management, industry position, and economic and market conditions.

Market capitalization:
Although FMR focuses on investing the fund's assets in securities issued by larger-sized companies, FMR may also make substantial investments in securities issued by medium and smaller companies.

Foreign securities:
FMR may invest the fund's assets in securities of foreign issuers in addition to securities of domestic issuers.

Securities lending:
FMR may lend the fund's securities to broker-dealers or other institutions to earn income for the fund.

Futures and exchange-traded funds:
FMR may also use various techniques, such as buying and selling futures contracts and exchange traded funds, to increase or decrease the fund's exposure to changing security prices or other factors that affect security values.

Temporary investments:
In response to market, economic, political, or other conditions, FMR may temporarily use a different investment strategy for defensive purposes.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies, utilizing a growth style of investing.  Equity securities in which the Fund invests are primarily common stock. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Market capitalization:
The Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  The Fund may invest up to 20% of its net assets in small- and mid-cap companies.
Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Industry diversification:
The Fund seeks to reduce risk by diversifying among many companies and industries.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Securities lending:
The Fund may lend its securities to broker-dealers or other institutions to earn income, although it does not do so as a principal strategy.

Futures and exchange-traded funds:
The Fund may buy and sell futures contracts and exchange traded funds, although it does not do so as principal strategies.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The fund's share price changes daily based on changes in market conditions and interest rates and in response to other economic, political, or financial developments.

Principal loss:
When a shareholder sells shares they may be worth more or less than what the shareholder paid for them, which means that the shareholder could lose money.

Stock market risk:
Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.  Different parts of the market can react differently to these developments.

Style risk:
 “Growth” stocks tend to be more expensive relative to their earnings or assets compared to other types of stocks.  As a result, “growth” stocks tend to be more sensitive to changes in their earnings and more volatile than other types of stocks.

Issuer-Specific Changes:
The value of an individual security or particular type of security can be more volatile than, and can perform differently from, the market as a whole.

Small-cap and Mid-cap risk:
The value of securities of smaller, less well-known issuers can be more volatile than that of larger issuers.

Foreign securities:
Foreign markets can be more volatile than the U.S. market due to increased risks of adverse issuer, political, regulatory, market or economic developments and can perform differently from the U.S. market.

Derivatives risk:
Derivatives, such as futures, involve leverage because they can provide investment exposure in an amount exceeding the initial investment. A small change in the underlying asset, instrument, or index can lead to a significant loss.  Assets segregated to cover these transactions may decline in value and are not available to meet redemptions.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Derivatives risk:
The Fund may experience a loss or otherwise lose opportunities if it uses derivatives, such as futures, when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways.  In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Management Fees	0.56%	0.50%
12b-1 Fees	N/A	N/A
Other Expenses	0.16%	3.51%14
Total Gross Expenses	0.72%	4.01%
Waivers/Reimbursements	0.00%	3.36%15
Total Net Expenses	0.72%	0.65%
Total Share Class Assets (as of 3-31-2010)	$165,027,729	$7,885,389
Total Fund Assets (as of 3-31-2010)	$428,377,817	$10,446,613

14 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

15 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class I operating expenses to 0.65% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	7.37%	3.55%
1 Yr.	57.71%	50.43%
3 Yrs.	-6.10%	N/A
5 Yrs.	0.52%	N/A
10 Yrs.	-2.59%	N/A

The percentage of the Existing Fund’s assets for Initial Class that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 31% as of 3/31/10.  This comprises approximately 12% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek capital growth, investing primarily in common stocks.  The NVIT – Oppenheimer NVIT Large Cap Growth Fund invests at least 80% of its assets in large capitalization stocks, although it also may invest up to 20% of its net assets in stocks of small and medium-sized companies.  The Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio also invests in large capitalization stocks, although it may also make substantial investments in stocks of small and medium-sized companies.  Both funds, therefore, may present the risks that apply to investing in stocks of small and medium-sized companies.  Both funds employ a growth style of investing, seeking companies with above-average growth potential or whose earnings are expected to grow consistently faster than those of other companies.  While both funds are “diversified” as defined by Section 5(b) of the 1940 Act, the NVIT – Oppenheimer NVIT Large Cap Growth Fund also has a stated policy of seeking to reduce risk by diversifying among many companies and industries.  Both funds allow for the use of foreign securities and derivatives, although the NVIT – Oppenheimer NVIT Large Cap Growth Fund does not invest in derivatives as a principal strategy.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund each held as of 3.85% and 10.64% of its net assets in foreign securities, respectively.  Neither fund held any derivatives securities as of that date.
The investment objective of the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio is capital growth, while the investment objective of the NVIT – Oppenheimer NVIT Large Cap Growth Fund is long-term capital growth.  The Section 26 Applicants acknowledge that while these two investment objectives are not identical, any distinction between them is immaterial, since both funds are intended for long-term investment.  Moreover, given the similarity of each fund’s principal investment, the Section 26 Applicants believe that any differences in their investment objectives do not introduce Contract Owners to greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Variable Account-II	811-03330	002-75059	C000024495
Nationwide Variable Account-II	811-03330	033-67636	C000024501
Nationwide Variable Account-II	811-03330	033-60063	C000024502
Nationwide Variable Account-6	811-08684	033-82370	C000025674
Nationwide Variable Account-7	811-08666	033-82190	C000025676
Nationwide Variable Account-7	811-08666	033-82174	C000024646
Nationwide VA Separate Account-B	811-06399	033-86408	C000025690
Nationwide VLI Separate Account-2	811-05311	033-42180	C000025924
Nationwide VLI Separate Account-2	811-05311	033-63179	C000026123
Nationwide VLI Separate Account-2	811-05311	033-62795	C000025923
Nationwide VLI Separate Account-2	811-05311	033-16999	C000026121

7.           Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
	Existing Fund	Replacement Fund
	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
Adviser:	Fidelity Management & Research Company (“FMR”)	Nationwide Fund Advisors
Subadviser(s):
Fidelity management & Research (U.K.) Inc.
Fidelity Research & Analysis Company
Fidelity Investments Japan Limited
Fidelity International Investment Advisors
Fidelity International Investment Advisors (U.K.) Limited
Oppenheimer Funds, Inc.
Investment Objective:	Capital growth.	Long-term capital growth.
Investment Strategy:
FMR normally invests the fund's assets primarily in common stocks.
FMR invests the fund's assets in companies it believes have above-average growth potential. Growth may be measured by factors such as earnings or revenue. Companies with high growth potential tend to be companies with higher than average price/earnings (P/E) or price/book (P/B) ratios. Companies with strong growth potential often have new products, technologies, distribution channels, or other opportunities, or have a strong industry or market position. The stocks of these companies are often called "growth" stocks.
In buying and selling securities for the fund, FMR relies on fundamental analysis, which involves a bottom-up assessment of a company's potential for success in light of factors including its financial condition, earnings outlook, strategy, management, industry position, and economic and market conditions.

Market capitalization:
Although FMR focuses on investing the fund's assets in securities issued by larger-sized companies, FMR may also make substantial investments in securities issued by medium and smaller companies.

Foreign securities:
FMR may invest the fund's assets in securities of foreign issuers in addition to securities of domestic issuers.

Securities lending:
FMR may lend the fund's securities to broker-dealers or other institutions to earn income for the fund.

Futures and exchange-traded funds:
FMR may also use various techniques, such as buying and selling futures contracts and exchange traded funds, to increase or decrease the fund's exposure to changing security prices or other factors that affect security values.

Temporary investments:
In response to market, economic, political, or other conditions, FMR may temporarily use a different investment strategy for defensive purposes.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies, utilizing a growth style of investing.  Equity securities in which the Fund invests are primarily common stock. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Market capitalization:
The Fund invests at least 80% of its net assets in equity securities issued by large-cap companies. The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Industry diversification:
The Fund seeks to reduce risk by diversifying among many companies and industries.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Securities lending:
The Fund may lend its securities to broker-dealers or other institutions to earn income, although it does not do so as a principal strategy.

Futures and exchange-traded funds:
The Fund may buy and sell futures contracts and exchange traded funds, although it does not do so as principal strategies.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The fund's share price changes daily based on changes in market conditions and interest rates and in response to other economic, political, or financial developments.

Principal loss:
When a shareholder sells shares they may be worth more or less than what the shareholder paid for them, which means that the shareholder could lose money.

Stock market risk:
Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.  Different parts of the market can react differently to these developments.

Style risk:
 “Growth” stocks tend to be more expensive relative to their earnings or assets compared to other types of stocks.  As a result, “growth” stocks tend to be more sensitive to changes in their earnings and more volatile than other types of stocks.

Issuer-Specific Changes:
The value of an individual security or particular type of security can be more volatile than, and can perform differently from, the market as a whole.

Small-cap and Mid-cap risk:
The value of securities of smaller, less well-known issuers can be more volatile than that of larger issuers.

Foreign securities:
Foreign markets can be more volatile than the U.S. market due to increased risks of adverse issuer, political, regulatory, market or economic developments and can perform differently from the U.S. market.

Derivatives risk:
Derivatives, such as futures, involve leverage because they can provide investment exposure in an amount exceeding the initial investment. A small change in the underlying asset, instrument, or index can lead to a significant loss.  Assets segregated to cover these transactions may decline in value and are not available to meet redemptions.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Derivatives risk:
The Fund may experience a loss or otherwise lose opportunities if it uses derivatives, such as futures, when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways.  In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Management Fees	0.56%	0.50%
12b-1 Fees	0.10%	N/A
Other Expenses	0.16%	3.51%16
Total Gross Expenses	0.82%	4.01%
Waivers/Reimbursements	0.00%	3.36%17
Total Net Expenses	0.82%	0.65%
Total Share Class Assets (as of 3-31-2010)	$195,115,322	$7,885,389
Total Fund Assets (as of 3-31-2010)	$428,377,817	$10,446,613

16 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

17 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class I operating expenses to 0.65% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	7.39%	3.55%
1 Yr.	57.59%	50.43%
3 Yrs.	-6.20%	N/A
5 Yrs.	0.42%	N/A
10 Yrs.	-2.69%	N/A

The percentage of the Existing Fund’s assets for Service Class that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 20% as of 3/31/10.  This comprises approximately 9% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek capital growth, investing primarily in common stocks.  The NVIT – Oppenheimer NVIT Large Cap Growth Fund invests at least 80% of its assets in large capitalization stocks, although it also may invest up to 20% of its net assets in stocks of small and medium-sized companies.  The Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio also invests in large capitalization stocks, although it may also make substantial investments in stocks of small and medium-sized companies.  Both funds, therefore, may present the risks that apply to investing in stocks of small and medium-sized companies.  Both funds employ a growth style of investing, seeking companies with above-average growth potential or whose earnings are expected to grow consistently faster than those of other companies.  While both funds are “diversified” as defined by Section 5(b) of the 1940 Act, the NVIT – Oppenheimer NVIT Large Cap Growth Fund also has a stated policy of seeking to reduce risk by diversifying among many companies and industries.  Both funds allow for the use of foreign securities and derivatives, although the NVIT – Oppenheimer NVIT Large Cap Growth Fund does not invest in derivatives as a principal strategy.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund each held as of 3.85% and 10.64% of its net assets in foreign securities, respectively.  Neither fund held any derivatives securities as of that date.
The investment objective of the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio is capital growth, while the investment objective of the NVIT – Oppenheimer NVIT Large Cap Growth Fund is long-term capital growth.  The Section 26 Applicants acknowledge that while these two investment objectives are not identical, any distinction between them is immaterial, since both funds are intended for long-term investment.  Moreover, given the similarity of each fund’s principal investment strategies, the Section 26 Applicants believe that any differences in their investment objectives do not introduce Contract Owners to greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Variable Account-10	811-09407	333-81701	C000025683
Nationwide Variable Account-7	811-08666	033-89560	C000024647
Nationwide Variable Account-8	811-07357	033-62659	C000025677
Nationwide Variable Account-8	811-07357	033-62637	C000025678
Nationwide Variable Account-9	811-08241	333-28995	C000024730
Nationwide Variable Account-9	811-08241	333-79327	C000024726
Nationwide Variable Account-9	811-08241	333-53023	C000024723
Nationwide Variable Account-9	811-08241	333-52579	C000024732
Nationwide Variable Account-9	811-08241	333-28995	C000024720
Nationwide Variable Account-9	811-08241	333-56073	C000024734
Nationwide Variable Account-9	811-08241	333-28995	C000024727
Nationwide Variable Account-9	811-08241	333-53023	C000024725
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025932
Nationwide VLI Separate Account-4	811-08301	333-52615	C000025936
Nationwide VLI Separate Account-4	811-08301	333-31725	C000025928
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025934
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025937
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025929
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025933
Nationwide VLI Separate Account-4	811-08301	333-31725	C000026839
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025935
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025938
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025930

8.           Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class 2 replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
	Existing Fund	Replacement Fund
	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class 2	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
Adviser:	Fidelity Management & Research Company (“FMR”)	Nationwide Fund Advisors
Subadviser(s):
Fidelity management & Research (U.K.) Inc.
Fidelity Research & Analysis Company
Fidelity Investments Japan Limited
Fidelity International Investment Advisors
Fidelity International Investment Advisors (U.K.) Limited
Oppenheimer Funds, Inc.
Investment Objective:	Capital growth.	Long-term capital growth.
Investment Strategy:
FMR normally invests the fund's assets primarily in common stocks.
FMR invests the fund's assets in companies it believes have above-average growth potential. Growth may be measured by factors such as earnings or revenue. Companies with high growth potential tend to be companies with higher than average price/earnings (P/E) or price/book (P/B) ratios. Companies with strong growth potential often have new products, technologies, distribution channels, or other opportunities, or have a strong industry or market position. The stocks of these companies are often called "growth" stocks.
In buying and selling securities for the fund, FMR relies on fundamental analysis, which involves a bottom-up assessment of a company's potential for success in light of factors including its financial condition, earnings outlook, strategy, management, industry position, and economic and market conditions.

Market capitalization:
Although FMR focuses on investing the fund's assets in securities issued by larger-sized companies, FMR may also make substantial investments in securities issued by medium and smaller companies.

Foreign securities:
FMR may invest the fund's assets in securities of foreign issuers in addition to securities of domestic issuers.

Securities lending:
FMR may lend the fund's securities to broker-dealers or other institutions to earn income for the fund.

Futures and exchange-traded funds:
FMR may also use various techniques, such as buying and selling futures contracts and exchange traded funds, to increase or decrease the fund's exposure to changing security prices or other factors that affect security values.

Temporary investments:
In response to market, economic, political, or other conditions, FMR may temporarily use a different investment strategy for defensive purposes.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies, utilizing a growth style of investing.  Equity securities in which the Fund invests are primarily common stock. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Market capitalization:
The Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Industry diversification:
The Fund seeks to reduce risk by diversifying among many companies and industries.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Securities lending:
The Fund may lend its securities to broker-dealers or other institutions to earn income, although it does not do so as a principal strategy.

Futures and exchange-traded funds:
The Fund may buy and sell futures contracts and exchange traded funds, although it does not do so as principal strategies.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The fund's share price changes daily based on changes in market conditions and interest rates and in response to other economic, political, or financial developments.

Principal loss:
When a shareholder sells shares they may be worth more or less than what the shareholder paid for them, which means that the shareholder could lose money.

Stock market risk:
Stock markets are volatile and can decline significantly in response to adverse issuer, political, regulatory, market, or economic developments.  Different parts of the market can react differently to these developments.

Style risk:
 “Growth” stocks tend to be more expensive relative to their earnings or assets compared to other types of stocks.  As a result, “growth” stocks tend to be more sensitive to changes in their earnings and more volatile than other types of stocks.

Issuer-Specific Changes:
The value of an individual security or particular type of security can be more volatile than, and can perform differently from, the market as a whole.

Small-cap and Mid-cap risk:
The value of securities of smaller, less well-known issuers can be more volatile than that of larger issuers.

Foreign securities:
Foreign markets can be more volatile than the U.S. market due to increased risks of adverse issuer, political, regulatory, market or economic developments and can perform differently from the U.S. market.

Derivatives risk:
Derivatives, such as futures, involve leverage because they can provide investment exposure in an amount exceeding the initial investment. A small change in the underlying asset, instrument, or index can lead to a significant loss.  Assets segregated to cover these transactions may decline in value and are not available to meet redemptions.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Derivatives risk:
The Fund may experience a loss or otherwise lose opportunities if it uses derivatives, such as futures, when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways.  In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy.

Securities lending:
Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. A fund could lose money if it does not recover the loaned securities and/or the value of the collateral falls, including the value of investments made with cash collateral.

Management Fees	0.56%	0.50%
12b-1 Fees	0.25%	0.25%
Other Expenses	0.17%	3.51%18
Total Gross Expenses	0.98%	4.26%
Waivers/Reimbursements	0.00%	3.36%19
Total Net Expenses	0.98%	0.90%
Total Share Class Assets (as of 3-31-2010)	$36,299,951	$2,561,224
Total Fund Assets (as of 3-31-2010)	$428,377,817	$10,446,613

18 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

19 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class II operating expenses to 0.90% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	7.29%	3.48%
1 Yr.	57.18%	50.23%
3 Yrs.	-6.36%	N/A
5 Yrs.	0.25%	N/A
10 Yrs.	-2.85%	N/A

The percentage of the Existing Fund’s assets for Service Class 2 that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 5% as of 3/31/10.  This comprises less than 1% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek capital growth, investing primarily in common stocks.  The NVIT – Oppenheimer NVIT Large Cap Growth Fund invests at least 80% of its assets in large capitalization stocks, although it also may invest up to 20% of its net assets in stocks of small and medium-sized companies.  The Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio also invests in large capitalization stocks, although it may also make substantial investments in stocks of small and medium-sized companies.  Both funds, therefore, may present the risks that apply to investing in stocks of small and medium-sized companies.  Both funds employ a growth style of investing, seeking companies with above-average growth potential or whose earnings are expected to grow consistently faster than those of other companies.  While both funds are “diversified” as defined by Section 5(b) of the 1940 Act, the NVIT – Oppenheimer NVIT Large Cap Growth Fund also has a stated policy of seeking to reduce risk by diversifying among many companies and industries.  Both funds allow for the use of foreign securities and derivatives, although the NVIT – Oppenheimer NVIT Large Cap Growth Fund does not invest in derivatives as a principal strategy.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund each held as of 3.85 % and 10.64% of its net assets in foreign securities, respectively.  Neither fund held any derivatives securities as of that date.
The investment objective of the Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio is capital growth, while the investment objective of the NVIT – Oppenheimer NVIT Large Cap Growth Fund is long-term capital growth.  The Section 26 Applicants acknowledge that while these two investment objectives are not identical, any distinction between them is immaterial, since both funds are intended for long-term investment.  Moreover, given the similarity of each fund’s principal investment strategies, the Section 26 Applicants believe that any differences in their investment objectives do not introduce Contract Owners to greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VA Separate Account 1	811-07708	333-164127	C000085904
Nationwide Provident VA Separate Account 1	811-07708	333-164125	C000085902
Nationwide Provident VA Separate Account A	811-06484	333-164131	C000085908
Nationwide Provident VA Separate Account A	811-06484	333-164130	C000085907
Nationwide Variable Account-7	811-08666	033-89560	C000024647

9.           Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Non-Service Shares replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
	Existing Fund	Replacement Fund
	Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Non-Service Shares	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
Adviser:	OppenheimerFunds	Nationwide Fund Advisors
Subadviser:	N/A	Oppenheimer Funds, Inc.
Investment Objective:	Capital appreciation by investing in securities of well-known, established companies.	Long-term capital growth.
Investment Strategy:
The Fund invests in common stocks of “growth companies.”  Growth companies are companies whose earnings and stock prices are expected to increase at a faster rate than the overall market.  In selecting securities to buy or sell the portfolio manager looks for growth companies with stock prices that she believes are reasonable in relation to overall stock market valuations.  In seeking broad diversification of the Fund’s portfolio among industries and market sectors, the portfolio manager focuses on a number of factors that may vary in particular cases and over time.  Currently the portfolio manager looks for:
• companies in businesses that have above-average growth potential,
• companies with growth rates that the portfolio manager believes are sustainable over time,
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund may sell the stocks of companies that the portfolio manager believes no longer meet the above criteria.

Market capitalization:
The Fund may buy stocks of companies of any capitalization range.

Foreign securities:
The Fund focuses on domestic securities but may purchase foreign securities as well.

Temporary investments:
For temporary defensive purposes in times of adverse or unstable market, economic or political conditions, the Fund can invest up to 100% of its assets in investments that may be inconsistent with the Fund’s principal investment strategies.  Generally, the Fund would invest in shares of Oppenheimer Institutional Money Market Fund or in the types of money market instruments in which Oppenheimer Institutional Money Market Fund invests or in other short-term U.S. government securities.  The Fund might also hold these types of securities as interim investments pending the investment of proceeds from the sale of Fund shares or the sale of Fund portfolio securities or to meet anticipated redemptions of Fund shares.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies, utilizing a growth style of investing. Equity securities in which the Fund invests are primarily common stock. The Fund seeks to reduce risk by diversifying among many companies and industries. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Market capitalization:
The Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The value of the Fund’s shares fluctuates as the value of the Fund’s investments changes, and may decline.

Principal loss:
Upon redemption, shares may be worth more or less than what the investor paid for them.  An investor can lose money by investing in the Fund.

Stock market risk:
The value of the Fund’s portfolio may be affected by changes in the stock markets.  Stock markets may experience significant volatility and may fall sharply at times.  A variety of factors can also affect the price of a particular company’s stock and the prices of individual stocks generally do not all move in the same direction at the same time.

Growth style risk:
If a growth company's earnings or stock price fails to increase as anticipated, or if its business plans do not produce the expected results, its securities may decline sharply. Growth companies may be newer or smaller companies that may experience greater stock price fluctuations and risks of loss than larger, more established companies. Newer growth companies tend to retain a large part of their earnings for research, development or investments in capital assets. Therefore, they may not pay any dividends for some time. Growth investing has gone in and out of favor during past market cycles and is likely to continue to do so. During periods when growth investing is out of favor or when markets are unstable, it may be more difficult to sell growth company securities at an acceptable price. Growth stocks may also be more volatile than other securities because of investor speculation.

Small and mid-sized companies:
Small- and mid-sized companies may be either established or newer companies, including companies that have been in operation for less than three years. While smaller companies might offer greater opportunities for gain than larger companies, they also involve greater risk of loss. They may be more sensitive to changes in a company's earnings expectations and may experience more abrupt and erratic price movements. Smaller companies' securities often trade in lower volumes and it might be harder for the Fund to dispose of its holdings at an acceptable price when it wants to sell them. Small- and mid-sized companies may not have established markets for their products or services and may have fewer customers and product lines. They may have more limited access to financial resources and may not have the financial strength to sustain them through business downturns or adverse market conditions. Since small- and mid-sized companies typically reinvest a high proportion of their earnings in their business, they may not pay dividends for some time, particularly if they are newer companies. Smaller companies may have unseasoned management or less depth in management skill than larger, more established companies. They may be more reliant on the efforts of particular members of their management team and management changes may pose a greater risk to the success of the business.  It may take a substantial period of time to realize a gain on an investment in a small- or mid-sized company, if any gain is realized at all.

Foreign securities:
While foreign securities may offer special investment opportunities, they are also subject to special risks. Foreign issuers are usually not subject to the same accounting and disclosure requirements as U.S. companies are subject to, which may make it difficult to evaluate a foreign company's operations or financial condition. A change in value of a foreign currency against the U.S. dollar will result in a change in the U.S. dollar value of securities denominated in that foreign currency and of any income or distributions the Fund may receive on those securities. Additionally, the value of foreign investments may be affected by exchange control regulations, expropriation or nationalization of a company's assets, foreign taxes, higher transaction and other costs, delays in settlement of transactions, changes in economic or monetary policy in the U.S. or abroad, or other political and economic factors.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Growth style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Management Fees	0.66%20	0.50%
12b-1 Fees	N/A	N/A
Other Expenses	0.12%	3.51%21
Total Gross Expenses	0.78%	4.01%
Waivers/Reimbursements	0.00%22	3.36%23
Total Net Expenses	0.78%	0.65%
Total Share Class Assets (as of 3-31-2010)	$1,093,445,345	$7,885,389
Total Fund Assets (as of 3-31-2010)	$1,541,681,550	$10,446,613

20 Under the investment advisory agreement, the Fund pays the Manager an advisory fee at an annual rate that declines on additional assets as the Fund grows:
0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million,
0.69% of the next $200 million,
0.66% of the next $200 million, and
0.60% of average annual net assets over $800 million.

21 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

22 Effective May 1, 2009, the Manager has voluntarily undertaken to limit the Fund's total annual operating expenses so that those expenses, as percentages of daily net assets will not exceed the annual rate of 0.80%. This voluntary undertaking may be amended or withdrawn at any time.

23 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class I operating expenses to 0.65% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	3.64%	3.55%
1 Yr.	51.38%	50.43%
3 Yrs.	-3.21%	N/A
5 Yrs.	1.67%	N/A
10 Yrs.	-1.92%	N/A

The percentage of the Existing Fund’s assets for Non-Service Shares that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 22% as of 3/31/10.  This comprises approximately 16% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek capital growth or appreciation by investing in common stocks pursuant to a growth style of investing.  Both funds diversify broadly among many companies and industries.  The NVIT – Oppenheimer NVIT Large Cap Growth Fund states that it will invest at least 80% of assets in large capitalization stocks, although it also may invest up to 20% of its net assets in stocks of small and medium-sized companies.  The Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA may invest in companies of any market capitalization.  Both funds, therefore, may carry the additional risks that apply to investing in small and mid-sized companies.  Both funds may invest in foreign securities.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA held 11.88% of its net assets in foreign securities.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the NVIT – Oppenheimer NVIT Large Cap Growth Fund held 10.64% of its net assets in foreign securities.  Investing in derivatives, preferred stocks or convertible securities are not principal strategies of either fund.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VLI Separate Account 1	811-04460	333-164115	C000085892
Nationwide Provident VLI Separate Account 1	811-04460	333-164119	C000085896
Nationwide Provident VLI Separate Account 1	811-04460	333-164120	C000085897
Nationwide Provident VLI Separate Account 1	811-04460	333-164179	N/A
Nationwide Provident VLI Separate Account 1	811-04460	333-164116	C000085893
Nationwide Provident VLI Separate Account 1	811-04460	333-164180	N/A
Nationwide Provident VLI Separate Account 1	811-04460	333-164117	C000085894
Nationwide Provident VLI Separate Account A	811-08722	333-164121	C000085898
Nationwide Provident VLI Separate Account A	811-08722	333-164122	C000085899

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VLI Separate Account A	811-08722	333-164185	N/A
Nationwide Provident VLI Separate Account A	811-08722	333-164123	C000085900
Nationwide Provident VLI Separate Account A	811-08722	333-164188	N/A
Nationwide Variable Account-10	811-09407	333-81701	C000025683
Nationwide Variable Account-14	811-21205	333-104339	C000017946
Nationwide Variable Account-II	811-03330	002-75059	C000024495
Nationwide Variable Account-II	811-03330	033-67636	C000024501
Nationwide Variable Account-II	811-03330	033-60063	C000024502
Nationwide Variable Account-8	811-07357	033-62659	C000025677
Nationwide Variable Account-8	811-07357	033-62637	C000025678
Nationwide Variable Account-9	811-08241	333-28995	C000024730
Nationwide Variable Account-9	811-08241	333-79327	C000024726
Nationwide Variable Account-9	811-08241	333-53023	C000024723
Nationwide Variable Account-9	811-08241	333-75360	C000025680
Nationwide Variable Account-9	811-08241	333-69014	C000025679
Nationwide Variable Account-9	811-08241	333-52579	C000024732
Nationwide Variable Account-9	811-08241	333-28995	C000024720
Nationwide Variable Account-9	811-08241	333-56073	C000024734
Nationwide Variable Account-9	811-08241	333-28995	C000024727
Nationwide Variable Account-9	811-08241	333-53023	C000024725
Nationwide VA Separate Account-B	811-06399	033-86408	C000025690
Nationwide VL Separate Account-G	811-21697	333-121878	C000025954
Nationwide VL Separate Account-G	811-21697	333-146650	C000056759
Nationwide VL Separate Account-G	811-21697	333-140608	C000047649
Nationwide VL Separate Account-G	811-21697	333-149213	C000063035
Nationwide VL Separate Account-G	811-21697	333-146073	C000054985
Nationwide VLI Separate Account-2	811-05311	033-42180	C000025924
Nationwide VLI Separate Account-2	811-05311	033-63179	C000026123
Nationwide VLI Separate Account-2	811-05311	033-62795	C000025923
Nationwide VLI Separate Account-2	811-05311	033-16999	C000026121
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025932
Nationwide VLI Separate Account-4	811-08301	333-52615	C000025936
Nationwide VLI Separate Account-4	811-08301	333-31725	C000025928
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025934
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025937
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025929
Nationwide VLI Separate Account-7	811-21610	333-117998	C000025943
Nationwide VLI Separate Account-7	811-21610	333-121879	C000025944
Nationwide VLI Separate Account-7	811-21610	333-149295	C000063404
Nationwide VLI Separate Account-7	811-21610	333-146649	C000056757
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025933
Nationwide VLI Separate Account-4	811-08301	333-31725	C000026839
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025935
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025938
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025930

10.           Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Service Shares replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
	Existing Fund	Replacement Fund
	Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Service Shares	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
Adviser:	OppenheimerFunds	Nationwide Fund Advisors
Subadviser:	N/A	Oppenheimer Funds, Inc.
Investment Objective:	Capital appreciation by investing in securities of well-known, established companies.	Long-term capital growth.
Investment Strategy:
The Fund invests in common stocks of “growth companies.”  Growth companies are companies whose earnings and stock prices are expected to increase at a faster rate than the overall market.  In selecting securities to buy or sell the portfolio manager looks for growth companies with stock prices that she believes are reasonable in relation to overall stock market valuations.  In seeking broad diversification of the Fund’s portfolio among industries and market sectors, the portfolio manager focuses on a number of factors that may vary in particular cases and over time.  Currently the portfolio manager looks for:
• companies in businesses that have above-average growth potential,
• companies with growth rates that the portfolio manager believes are sustainable over time,
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund may sell the stocks of companies that the portfolio manager believes no longer meet the above criteria.

Market capitalization:
The Fund may buy stocks of companies of any capitalization range.

Foreign securities:
The Fund focuses on domestic securities but may purchase foreign securities as well.

Temporary investments:
For temporary defensive purposes in times of adverse or unstable market, economic or political conditions, the Fund can invest up to 100% of its assets in investments that may be inconsistent with the Fund’s principal investment strategies.  Generally, the Fund would invest in shares of Oppenheimer Institutional Money Market Fund or in the types of money market instruments in which Oppenheimer Institutional Money Market Fund invests or in other short-term U.S. government securities.  The Fund might also hold these types of securities as interim investments pending the investment of proceeds from the sale of Fund shares or the sale of Fund portfolio securities or to meet anticipated redemptions of Fund shares.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies, utilizing a growth style of investing. Equity securities in which the Fund invests are primarily common stock. The Fund seeks to reduce risk by diversifying among many companies and industries. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Market capitalization:
The Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Temporary investments:
Pending investment of cash balances, or if the Fund’s management believes that business, economic, political or financial conditions warrant, the Fund may invest without limit in cash or money market cash equivalents.

Principal Risks:
Volatility:
The value of the Fund’s shares fluctuates as the value of the Fund’s investments changes, and may decline.

Principal loss:
Upon redemption, shares may be worth more or less than what the investor paid for them.  An investor can lose money by investing in the Fund.

Stock market risk:
The value of the Fund’s portfolio may be affected by changes in the stock markets.  Stock markets may experience significant volatility and may fall sharply at times.  A variety of factors can also affect the price of a particular company’s stock and the prices of individual stocks generally do not all move in the same direction at the same time.

Growth style risk:
If a growth company's earnings or stock price fails to increase as anticipated, or if its business plans do not produce the expected results, its securities may decline sharply. Growth companies may be newer or smaller companies that may experience greater stock price fluctuations and risks of loss than larger, more established companies. Newer growth companies tend to retain a large part of their earnings for research, development or investments in capital assets. Therefore, they may not pay any dividends for some time. Growth investing has gone in and out of favor during past market cycles and is likely to continue to do so. During periods when growth investing is out of favor or when markets are unstable, it may be more difficult to sell growth company securities at an acceptable price. Growth stocks may also be more volatile than other securities because of investor speculation.

Small and mid-sized companies:
Small- and mid-sized companies may be either established or newer companies, including companies that have been in operation for less than three years. While smaller companies might offer greater opportunities for gain than larger companies, they also involve greater risk of loss. They may be more sensitive to changes in a company's earnings expectations and may experience more abrupt and erratic price movements. Smaller companies' securities often trade in lower volumes and it might be harder for the Fund to dispose of its holdings at an acceptable price when it wants to sell them. Small- and mid-sized companies may not have established markets for their products or services and may have fewer customers and product lines. They may have more limited access to financial resources and may not have the financial strength to sustain them through business downturns or adverse market conditions. Since small- and mid-sized companies typically reinvest a high proportion of their earnings in their business, they may not pay dividends for some time, particularly if they are newer companies. Smaller companies may have unseasoned management or less depth in management skill than larger, more established companies. They may be more reliant on the efforts of particular members of their management team and management changes may pose a greater risk to the success of the business.  It may take a substantial period of time to realize a gain on an investment in a small- or mid-sized company, if any gain is realized at all.

Foreign securities:
While foreign securities may offer special investment opportunities, they are also subject to special risks. Foreign issuers are usually not subject to the same accounting and disclosure requirements as U.S. companies are subject to, which may make it difficult to evaluate a foreign company's operations or financial condition. A change in value of a foreign currency against the U.S. dollar will result in a change in the U.S. dollar value of securities denominated in that foreign currency and of any income or distributions the Fund may receive on those securities. Additionally, the value of foreign investments may be affected by exchange control regulations, expropriation or nationalization of a company's assets, foreign taxes, higher transaction and other costs, delays in settlement of transactions, changes in economic or monetary policy in the U.S. or abroad, or other political and economic factors.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Growth style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Management Fees	0.66%24	0.50%
12b-1 Fees	0.25%	0.25%
Other Expenses	0.13%	3.51%25
Total Gross Expenses	1.04%	4.26%
Waivers/Reimbursements	0.00%26	3.36%27
Total Net Expenses	1.04%	0.90%
Total Share Class Assets (as of 3-31-2010)	$448,236,205	$2,561,224
Total Fund Assets (as of 3-31-2010)	$1,541,681,550	$10,446,613

24 Under the investment advisory agreement, the Fund pays the Manager an advisory fee at an annual rate that declines on additional assets as the Fund grows:
0.75% of the first $200 million of average annual net assets,
0.72% of the next $200 million,
0.69% of the next $200 million,
0.66% of the next $200 million, and
0.60% of average annual net assets over $800 million.

25 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

26 Since May 1, 2009, the Manager has voluntarily agreed to limit the Fund's total annual operating expenses so that those expenses, as percentages of daily net assets will not exceed the annual rate of 1.05%. This voluntary expense limitation may not be amended or withdrawn until April 30, 2011.  The Waivers/Reimbursements do not reflect fee waivers attributable to the Fund's investment in the Oppenheimer Institutional Money Market Fund.

27 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class II operating expenses to 0.90% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	3.58%	3.48%
1 Yr.	51.01%	50.23%
3 Yrs.	-3.45%	N/A
5 Yrs.	1.41%	N/A
10 Yrs.	-2.16%	N/A

The percentage of the Existing Fund’s assets for Service Shares that will be transferred to the Replacement Fund pursuant to the Substitution is approximately 11% of 3/31/10.  This comprises approximately 3% of the Existing Fund’s total assets as of 3/31/10.
The Section 26 Applicants believe that the Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek capital growth or appreciation by investing in common stocks pursuant to a growth style of investing.  Both funds diversify broadly among many companies and industries.  The NVIT – Oppenheimer NVIT Large Cap Growth Fund states that it will invest at least 80% of assets in large capitalization stocks, although it also may invest up to 20% of its net assets in stocks of small and medium-sized companies.  The Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA may invest in companies of any market capitalization.  Both funds, therefore, may carry the additional risks that apply to investing in small and mid-sized companies.  Both funds may invest in foreign securities.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA held 11.88% of its net assets in foreign securities.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the NVIT – Oppenheimer NVIT Large Cap Growth Fund held 10.64% of its net assets in foreign securities.  Investing in derivatives, preferred stocks or convertible securities are not principal strategies of either fund.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Variable Account-II	811-03330	333-103095	C000024508
Nationwide Variable Account-II	811-03330	333-103095	C000024507
Nationwide Variable Account-II	811-03330	333-103094	C000024504
Nationwide Variable Account-II	811-03330	333-104510	C000024499
Nationwide Variable Account-II	811-03330	333-104512	C000024498
Nationwide Variable Account-II	811-03330	333-103093	C000024503
Nationwide Variable Account-II	811-03330	333-104513	C000024496
Nationwide Variable Account-II	811-03330	333-103094	C000024537
Nationwide Variable Account-II	811-03330	333-103094	C000024538

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Variable Account-II	811-03330	333-103094	C000024505
Nationwide Variable Account-II	811-03330	333-104511	C000024497
Nationwide Variable Account-II	811-03330	333-104513	C000068828
Nationwide Variable Account-II	811-03330	333-147198	C000051997
Nationwide Variable Account-II	811-03330	333-140621	C000047667
Nationwide Variable Account-II	811-03330	333-105992	C000024500
Nationwide Variable Account-II	811-03330	333-147273	C000057806
Nationwide Variable Account-II	811-03330	333-103094	C000024506
Nationwide Variable Account-7	811-08666	033-89560	C000024647
Nationwide Variable Account-7	811-08666	033-89560	C000034520
Nationwide Variable Account-7	811-08666	033-89560	C000034518
Nationwide Variable Account-9	811-08241	333-53023	C000024722

11.           T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
	Existing Fund	Replacement Fund
	T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
Adviser:	T. Rowe Price	Nationwide Fund Advisors
Subadviser:	N/A	Oppenheimer Funds, Inc.
Investment Objective:	Long-term capital growth. Income is a secondary objective.	Long-term capital growth.
Investment Strategy:
The fund will normally invest at least 80% of its net assets in the common stocks of large and medium-sized blue chip growth companies. These are firms that the fund’s management believes to be well established in their industries and have the potential for above-average earnings growth. The fund focuses on companies with leading market position, seasoned management, and strong financial fundamentals. The fund’s investment approach reflects its management’s belief that solid company fundamentals (with emphasis on strong growth in earnings per share or operating cash flow) combined with a positive industry outlook will ultimately reward investors with strong investment performance. Some of the companies the fund targets will have good prospects for dividend growth.
In pursuing its investment objective, the fund`s management has the discretion to deviate from its normal investment criteria, as described above, when it perceives an opportunity for substantial appreciation. These situations might arise when the fund`s management believes a security could increase in value for a variety of reasons, including an extraordinary corporate event, a new product introduction or innovation, a favorable competitive development, or a change in management.
Portfolio trading:
The fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

Market capitalization:
The fund normally invests at least 80% of net assets in the common stocks of large and medium-sized companies.

Foreign securities:
While most assets will be invested in U.S. common stocks, the fund may invest in other securities, including foreign stocks.

Derivatives:
The fund may use futures and options in keeping with fund objectives.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies, utilizing a growth style of investing. Equity securities in which the Fund invests are primarily common stock. The Fund seeks to reduce risk by diversifying among many companies and industries. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Market capitalization:
The Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Principal Risks:
Volatility:
As with all equity funds, the fund’s share price can fall because the value of its portfolio holdings can fall.  Well-established growth stocks can be volatile.

Principal loss:
The fund’s share price may decline, so when an investor sells shares, he or she may lose money.

Stock market risk:
As with all equity funds, the fund`s share price can fall because of weakness in the broad market, a particular industry, or specific holdings. The market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment.

Growth style risk:
Well-established growth stocks can be volatile.  Since growth companies usually invest a high portion of earnings in their own businesses, their stocks may lack the dividends that can cushion share prices in a down market. Since many investors buy these stocks for anticipated superior earnings growth, earnings disappointments often result in sharp price declines.  The fund`s investment approach could fall out of favor with the investing public, resulting in lagging performance versus other types of stock funds.

Medium-sized companies:
Medium-sized companies may have greater volatility than larger ones.

Foreign securities:
Investing in foreign securities involves special risks that can increase the potential for losses. These include: exposure to potentially adverse local, political, and economic developments such as war, political instability, hyperinflation, currency devaluations, and overdependence on particular industries; government interference in markets such as nationalization and exchange controls, expropriation of assets, or imposition of punitive taxes; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices and legal rights that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment`s value (favorable changes can increase its value).

Derivatives:
Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund’s initial investment in such contracts.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Growth style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Management Fees	0.85%	0.50%
12b-1 Fees	0.25%	N/A
Other Expenses	0.00%	3.51%28
Total Gross Expenses	1.10%	4.01%
Waivers/Reimbursements	0.00%	3.36%29
Total Net Expenses	1.10%	0.65%
Total Share Class Assets (as of 3-31-2010)	$198,455,619	$7,885,389
Total Fund Assets (as of 3-31-2010)	$294,581,007	$10,446,613

28 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

29 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class I operating expenses to 0.65% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	4.21%	3.55%
1 Yr.	49.32%	50.43%
3 Yrs.	-1.67%	N/A
5 Yrs.	3.01%	N/A
10 Yrs.	N/A	N/A

The percentage of the Existing Fund’s assets for Class II that will be transferred to the NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I pursuant to the Substitution is approximately 29% as of 3/31/10.  This comprises approximately 11% of the Existing Fund’s Class II assets as of 3/31/10.  (Another 18% of the Existing Fund’s Class II assets (as of 3/31/10) is proposed to be substituted into the NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II.)
The Section 26 Applicants believe that the T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek long-term capital growth, although the T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio secondarily also seeks income.  Both funds invest at least 80% of its net assets in stocks of established companies using a growth style of investing.  While the NVIT – Oppenheimer NVIT Large Cap Growth Fund focuses on large capitalization stocks, it also may invest up to 20% of its net assets in stocks of small and medium-sized companies.  The T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio invests in large and medium - sized blue chip companies.  Both funds, therefore, may carry the risks that apply to investing in smaller companies.  Both funds may invest in foreign securities, although only the T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio allows for the use of derivatives as a principal strategy.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, The T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio held 2.68% of its net assets in foreign securities and 0% in derivatives.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the NVIT – Oppenheimer NVIT Large Cap Growth Fund held 10.64% of its net assets in foreign securities.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VLI Separate Account 1	811-04460	333-164119	C000085896
Nationwide Provident VLI Separate Account 1	811-04460	333-164120	C000085897
Nationwide Provident VLI Separate Account 1	811-04460	333-164116	C000085893
Nationwide Provident VLI Separate Account 1	811-04460	333-164117	C000085894
Nationwide Provident VLI Separate Account A	811-08722	333-164122	C000085899

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VLI Separate Account A	811-08722	333-164123	C000085900
Nationwide Variable Account-II	811-03330	002-75059	C000024495
Nationwide Variable Account-II	811-03330	033-67636	C000024501
Nationwide Variable Account-II	811-03330	033-60063	C000024502
Nationwide Variable Account-9	811-08241	333-79327	C000024726
Nationwide Variable Account-9	811-08241	333-53023	C000024723
Nationwide Variable Account-9	811-08241	333-52579	C000024732
Nationwide Variable Account-9	811-08241	333-28995	C000024720
Nationwide Variable Account-9	811-08241	333-56073	C000024734
Nationwide Variable Account-9	811-08241	333-53023	C000024725
Nationwide VL Separate Account-G	811-21697	333-121878	C000025954
Nationwide VL Separate Account-G	811-21697	333-146650	C000056759
Nationwide VL Separate Account-G	811-21697	333-140608	C000047649
Nationwide VL Separate Account-G	811-21697	333-149213	C000063035
Nationwide VL Separate Account-G	811-21697	333-146073	C000054985
Nationwide VLI Separate Account-2	811-05311	033-42180	C000025924
Nationwide VLI Separate Account-2	811-05311	033-62795	C000025923
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025932
Nationwide VLI Separate Account-4	811-08301	333-52615	C000025936
Nationwide VLI Separate Account-4	811-08301	333-31725	C000025928
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025934
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025937
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025929
Nationwide VLI Separate Account-7	811-21610	333-117998	C000025943
Nationwide VLI Separate Account-7	811-21610	333-121879	C000025944
Nationwide VLI Separate Account-7	811-21610	333-149295	C000063404
Nationwide VLI Separate Account-7	811-21610	333-146649	C000056757
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025933
Nationwide VLI Separate Account-4	811-08301	333-31725	C000026839
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025935
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025938
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025930

12.           T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II replaced by NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
	Existing Fund	Replacement Fund
	T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
Adviser:	T. Rowe Price	Nationwide Fund Advisors
Subadviser:	N/A	Oppenheimer Funds, Inc.
Investment Objective:	Long-term capital growth. Income is a secondary objective.	Long-term capital growth.
Investment Strategy:
The fund will normally invest at least 80% of its net assets in the common stocks of large and medium-sized blue chip growth companies. These are firms that the fund’s management believes to be well established in their industries and have the potential for above-average earnings growth. The fund focuses on companies with leading market position, seasoned management, and strong financial fundamentals. The fund’s investment approach reflects its management’s belief that solid company fundamentals (with emphasis on strong growth in earnings per share or operating cash flow) combined with a positive industry outlook will ultimately reward investors with strong investment performance. Some of the companies the fund targets will have good prospects for dividend growth.
In pursuing its investment objective, the fund`s management has the discretion to deviate from its normal investment criteria, as described above, when it perceives an opportunity for substantial appreciation. These situations might arise when the fund`s management believes a security could increase in value for a variety of reasons, including an extraordinary corporate event, a new product introduction or innovation, a favorable competitive development, or a change in management.
Portfolio trading:
The fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

Market capitalization:
The fund normally invests at least 80% of net assets in the common stocks of large and medium-sized companies.

Foreign securities:
While most assets will be invested in U.S. common stocks, the fund may invest in other securities, including foreign stocks.

Derivatives:
The fund may use futures and options in keeping with fund objectives.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by large-cap companies, utilizing a growth style of investing. Equity securities in which the Fund invests are primarily common stock. The Fund seeks to reduce risk by diversifying among many companies and industries. The Fund’s subadviser seeks companies whose earnings are expected to grow consistently faster than those of other companies. In determining whether a company has favorable growth characteristics, the Fund’s subadviser analyzes such factors as:
• companies in businesses with above-average growth potential;
• companies with growth rates that the portfolio manager believes are sustainable over time and
• stocks with reasonable valuations relative to their growth potential.

Portfolio trading:
The Fund’s subadviser may sell securities that it believes no longer meet the above criteria.

Market capitalization:
The Fund invests at least 80% of its net assets in equity securities issued by large-cap companies.  The Fund may invest up to 20% of its net assets in small- and mid-cap companies.

Foreign securities:
The Fund may invest in equity securities of large-cap companies that are located outside the United States.

Principal Risks:
Volatility:
As with all equity funds, the fund’s share price can fall because the value of its portfolio holdings can fall.  Well-established growth stocks can be volatile.

Principal loss:
The fund’s share price may decline, so when an investor sells shares, he or she may lose money.

Stock market risk:
As with all equity funds, the fund`s share price can fall because of weakness in the broad market, a particular industry, or specific holdings. The market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment.

Growth style risk:
Well-established growth stocks can be volatile.  Since growth companies usually invest a high portion of earnings in their own businesses, their stocks may lack the dividends that can cushion share prices in a down market. Since many investors buy these stocks for anticipated superior earnings growth, earnings disappointments often result in sharp price declines.  The fund`s investment approach could fall out of favor with the investing public, resulting in lagging performance versus other types of stock funds.

Medium-sized companies:
Medium-sized companies may have greater volatility than larger ones.

Foreign securities:
Investing in foreign securities involves special risks that can increase the potential for losses. These include: exposure to potentially adverse local, political, and economic developments such as war, political instability, hyperinflation, currency devaluations, and overdependence on particular industries; government interference in markets such as nationalization and exchange controls, expropriation of assets, or imposition of punitive taxes; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices and legal rights that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment`s value (favorable changes can increase its value).

Derivatives:
Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund’s initial investment in such contracts.

Volatility:
As with any mutual fund, the value of the Fund’s investments—and therefore, the value of Fund shares—may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Growth style risk:
Growth investing involves buying stocks that have relatively high prices in relation to their earnings. Growth stocks may be more volatile than other stocks because they are generally more sensitive to investor perceptions and market movements. During periods of growth stock underperformance, the Fund’s performance may suffer and underperform other equity funds that use different investing styles.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Management Fees	0.85%	0.50%
12b-1 Fees	0.25%	0.25%
Other Expenses	0.00%	3.51%30
Total Gross Expenses	1.10%	4.26%
Waivers/Reimbursements	0.00%	3.36%31
Total Net Expenses	1.10%	0.90%
Total Share Class Assets (as of 3-31-2010)	$198,455,619	$2,561,224
Total Fund Assets (as of 3-31-2010)	$294,581,007	$10,446,613

30 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

31 The Trust and NFA have entered into a written contract limiting operating expenses to 0.50% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until at least May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class II operating expenses to 0.90% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	4.21%	3.48%
1 Yr.	49.32%	50.23%
3 Yrs.	-1.67%	N/A
5 Yrs.	3.01%	N/A
10 Yrs.	N/A	N/A

The percentage of the Existing Fund’s assets for Class II that will be transferred to the NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II pursuant to the Substitution is approximately 29% as of 3/31/10.  This comprises approximately 18% of the Existing Fund’s Class II assets as of 3/31/10.  (Another 11% of the Existing Fund’s Class II assets (as of 3/31/10) is proposed to be substituted into the NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I.)
The Section 26 Applicants believe that the T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio and the NVIT – Oppenheimer NVIT Large Cap Growth Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek long-term capital growth, although the T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio secondarily also seeks income.  Both funds invest at least 80% of its net assets in stocks of established companies using a growth style of investing.  While the NVIT – Oppenheimer NVIT Large Cap Growth Fund focuses on large capitalization stocks, it also may invest up to 20% of its net assets in stocks of small and medium-sized companies.  The T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio invests in large and medium sized blue chip companies.  Both funds, therefore, may carry the risks that apply to investing in smaller companies.  Both funds may invest in foreign securities, although only the T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio allows for the use of derivatives as a principal strategy.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, The T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio held 2.68% of its net assets in foreign securities and 0% in derivatives.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the NVIT – Oppenheimer NVIT Large Cap Growth Fund held 10.64% of its net assets in foreign securities.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Variable Account-II	811-03330	333-103095	C000024508
Nationwide Variable Account-II	811-03330	333-103095	C000024507
Nationwide Variable Account-II	811-03330	333-103094	C000024504
Nationwide Variable Account-II	811-03330	333-104510	C000024499
Nationwide Variable Account-II	811-03330	333-104512	C000024498
Nationwide Variable Account-II	811-03330	333-103093	C000024503
Nationwide Variable Account-II	811-03330	333-104513	C000024496
Nationwide Variable Account-II	811-03330	333-103094	C000024537
Nationwide Variable Account-II	811-03330	333-103094	C000024538

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Variable Account-II	811-03330	333-103094	C000024505
Nationwide Variable Account-II	811-03330	333-104511	C000024497
Nationwide Variable Account-II	811-03330	333-104513	C000068828
Nationwide Variable Account-II	811-03330	333-147198	C000051997
Nationwide Variable Account-II	811-03330	333-140621	C000047667
Nationwide Variable Account-II	811-03330	333-105992	C000024500
Nationwide Variable Account-II	811-03330	333-147273	C000057806

13.           T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II replaced by NVIT - American Century NVIT Multi Cap Value Fund: Class I
	Existing Fund	Replacement Fund
	T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II	NVIT – American Century NVIT Multi Cap Value Fund: Class I
Adviser:	T. Rowe Price	Nationwide Fund Advisors
Subadviser:	N/A	American Century Investment Management, Inc.
Investment Objective:	The fund seeks to provide substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.	The Fund seeks capital appreciation, and secondarily current income.
Investment Strategy:
The fund will normally invest at least 80% of its net assets in common stocks, with 65% in the common stocks of well-established companies paying above-average dividends. The fund typically employs a "value" approach in selecting investments.  The fund’s management seeks companies that appear to be undervalued by various measures and may be temporarily out of favor but have good prospects for capital appreciation and dividend growth.
In selecting investments, the fund’s management generally looks for companies in the aggregate with one or more of the following:
• an established operating history;
• above-average dividend yield relative to the S&P 500;
• low price/earnings ratio relative to the S&P 500;
• a sound balance sheet and other positive financial characteristics; and low stock price relative to a company`s underlying value as measured by assets, cash flow, or business franchises.
Under normal market conditions, substantial dividend income means that the yield on the fund’s portfolio securities generally exceeds the yield on the fund’s benchmark.  In pursuing its investment objective, the fund`s management has the discretion to deviate from its normal investment criteria, as described above, when it perceives an opportunity for substantial appreciation. These situations might arise when the fund`s management believes a security could increase in value for a variety of reasons, including an extraordinary corporate event, a new product introduction or innovation, a favorable competitive development, or a change in management.

Equity Securities:
Equity securities in which the fund invests are primarily common stock, although they may also include preferred stock or convertible securities.

Market capitalization:
The fund’s prospectus does not identify or otherwise limit the fund’s investments to any particular capitalization size, although the S&P 500 Index, a popular measure of U.S. large capitalization stocks, is the fund’s benchmark.

Selling securities:
The fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

Foreign securities:
While most assets will be invested in U.S. common stocks, other securities may also be purchased, including foreign stocks.

Derivatives:
The fund may use futures and options in keeping with fund objectives.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by companies in at least two market capitalization sizes that, in the opinion of the subadviser, exhibit characteristics that are consistent with a value style of investing. The Fund uses a bottom-up approach to identify stocks of companies that may be undervalued due to market declines, actual or anticipated bad news regarding a company or its industry, or failure of the market to perceive long-term value.
The Fund’s subadviser attempts to purchase the stocks of companies that are temporarily out of favor and holds each stock until it has returned to favor in the market and its price has increased to, or is higher than, a level the subadviser believes more accurately reflects the fair value of the company. To identify these companies, the subadviser looks for companies with earnings, cash flows, and/or assets that may not accurately reflect the companies’ values as determined by the subadviser. The subadviser also considers whether the companies’ securities have a favorable income-paying history and whether income payments are expected to continue or increase.

Equity Securities:
Equity securities in which the Fund invests are primarily common stock.  The Fund may also invest in other types of equity securities, such as preferred stock or convertible securities, although it does not do so as a principal strategy.

Market capitalization:
The market capitalization sizes in which the Fund invests may include large-cap, mid-cap and small-cap companies.

Selling securities:
The subadviser may sell stocks if it believes:
• a stock no longer meets its valuation criteria;
• a stock’s risk parameters outweigh its return opportunity;
• more attractive alternatives are identified or
• specific events alter a stock’s prospects.

Foreign securities:
The Fund may also invest in equity securities of companies that are located outside the United States.

Derivatives:
The Fund may invest in derivatives, such as futures, options and other hybrid financial instruments, although it does not do so as a principal strategy.

Principal Risks:
Volatility:
As with all equity funds, the fund’s share price can fall because the value of its portfolio holdings can fall.

Principal loss:
The fund’s share price may decline, so when an investor sells shares, he or she may lose money.

Stock market risk:
As with all equity funds, the fund`s share price can fall because of weakness in the broad market, a particular industry, or specific holdings. The market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment.

Style risk:
A value approach to investing carries the risk that the market will not recognize a security’s intrinsic value for a long time or that a stock judged to be undervalued may actually be appropriately priced.  In addition, the fund’s emphasis on stocks of established companies paying high dividends and its potential investments in fixed-income securities may limit its potential for appreciation in a broad market advance.  Such securities may be hurt when interest rates rise sharply.  Also a company may reduce or eliminate its dividend.  The fund`s investment approach could fall out of favor with the investing public, resulting in lagging performance versus other types of stock funds.

Foreign securities:
Investing in foreign securities involves special risks that can increase the potential for losses. These include: exposure to potentially adverse local, political, and economic developments such as war, political instability, hyperinflation, currency devaluations, and overdependence on particular industries; government interference in markets such as nationalization and exchange controls, expropriation of assets, or imposition of punitive taxes; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices and legal rights that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment`s value (favorable changes can increase its value).

Derivatives:
Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund’s initial investment in such contracts.

Convertible securities:
The value of convertible securities may fall when interest rates rise and increase when interest rates fall. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. Value also tends to change whenever the market value of the underlying common or preferred stock fluctuates. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Preferred stock:
A preferred stock may decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to this credit risk, investment in preferred stocks involves certain other risks, including skipping or deferring distributions, and redemption in the event of certain legal or tax changes or at the issuer’s call. Preferred stocks are also subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Volatility:
As with any mutual fund, the value of the Fund's investments--and therefore, the value of Fund shares--may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Style risk:
Over time, a value investing style may go in and out of favor, causing the Fund to sometimes underperform other equity funds that use different investing styles. Value stocks can react differently to issuer, political, market and economic developments than the market overall and other types of stocks. In addition, the Fund’s value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time or that a stock judged to be undervalued may actually be appropriately priced.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Derivatives:
The Fund may experience a significant loss or otherwise lose opportunities for gains if it uses certain derivatives (e.g., options, futures, forwards and forward commitments, and swap agreements) when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways. In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy. Derivatives also present default risks if the counterparty to a derivatives contract fails to fulfill its obligations to the Fund.

Convertible securities:
The value of convertible securities may fall when interest rates rise and increase when interest rates fall. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. Value also tends to change whenever the market value of the underlying common or preferred stock fluctuates. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Preferred stock:
A preferred stock may decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to this credit risk, investment in preferred stocks involves certain other risks, including skipping or deferring distributions, and redemption in the event of certain legal or tax changes or at the issuer’s call. Preferred stocks are also subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Management Fees	0.85%	0.57%
12b-1 Fees	0.25%	N/A
Other Expenses	0.00%	3.10%32
Total Gross Expenses	1.10%	3.67%
Waivers/Reimbursements	N/A	2.75%33
Total Net Expenses	1.10%	0.92%
Total Share Class Assets (as of 3-31-2010)	$576,866,454	$4,795,385
Total Fund Assets (as of 3-31-2010)	$1,441,371,688	$10,959,383

32 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

33 The Trust and NFA have entered into a written contract limiting operating expenses to 0.67% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class I operating expenses to 0.92% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses.

Performance History (as of 3-31-2010)
3 Mo.	6.53%	4.76%
1 Yr.	58.09%	44.11%
3 Yrs.	-4.66%	N/A
5 Yrs.	1.67%	N/A
10 Yrs.	4.66%	N/A

The percentage of the Existing Fund’s assets for Class II that will be transferred to the American Century NVIT Multi Cap Value Fund: Class I pursuant to the Substitution is approximately 18% as of 3/31/10.  This comprises approximately 6% of the Existing Fund’s Class II assets as of 3/31/10.  (Another 12% of the Existing Fund’s Class II assets (as of 3/31/10) is proposed to be substituted into the American Century NVIT Multi Cap Value Fund: Class II.)
The Section 26 Applicants believe that the T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio and the NVIT – American Century NVIT Multi Cap Value Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek capital appreciation and dividend income, although seeking current income is a secondary objective of the NVIT – American Century NVIT Multi Cap Value Fund.  Both funds invest at least 80% of their respective net assets in common stocks of companies of any size, employing a value style of investing, although the T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio has a stated policy of investing at least 65% of its net assets in well-established companies paying above-average dividends.  Both funds allow foreign securities, preferred stocks, convertible securities and derivatives to be used as principal strategies.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio held 4.42% of its net assets in foreign securities and 0.53% in convertible securities, but did not hold any derivatives or preferred stock.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the NVIT – American Century NVIT Multi Cap Value Fund held 6.18% of its net assets in foreign securities, and held no convertible securities, derivatives or preferred stock.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Provident VLI Separate Account 1	811-04460	333-164119	C000085896
Nationwide Provident VLI Separate Account 1	811-04460	333-164120	C000085897
Nationwide Provident VLI Separate Account 1	811-04460	333-164116	C000085893
Nationwide Provident VLI Separate Account 1	811-04460	333-164117	C000085894
Nationwide Provident VLI Separate Account A	811-08722	333-164122	C000085899
Nationwide Provident VLI Separate Account A	811-08722	333-164123	C000085900
Nationwide Variable Account-14	811-21205	333-104339	C000017946
Nationwide Variable Account-II	811-03330	002-75059	C000024495
Nationwide Variable Account-II	811-03330	033-67636	C000024501
Nationwide Variable Account-II	811-03330	033-60063	C000024502
Nationwide Variable Account-9	811-08241	333-79327	C000024726
Nationwide Variable Account-9	811-08241	333-53023	C000024723
Nationwide Variable Account-9	811-08241	333-52579	C000024732
Nationwide Variable Account-9	811-08241	333-28995	C000024720
Nationwide Variable Account-9	811-08241	333-56073	C000024734
Nationwide Variable Account-9	811-08241	333-53023	C000024725
Nationwide VL Separate Account-G	811-21697	333-121878	C000025954
Nationwide VL Separate Account-G	811-21697	333-146650	C000056759
Nationwide VL Separate Account-G	811-21697	333-140608	C000047649
Nationwide VL Separate Account-G	811-21697	333-149213	C000063035
Nationwide VL Separate Account-G	811-21697	333-146073	C000054985
Nationwide VLI Separate Account-2	811-05311	033-42180	C000025924
Nationwide VLI Separate Account-2	811-05311	033-62795	C000025923
Nationwide VLI Separate Account-2	811-05311	033-63179	C000026123
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025932
Nationwide VLI Separate Account-4	811-08301	333-52615	C000025936
Nationwide VLI Separate Account-4	811-08301	333-31725	C000025928
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025934
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025937
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025929
Nationwide VLI Separate Account-7	811-21610	333-117998	C000025943
Nationwide VLI Separate Account-7	811-21610	333-121879	C000025944
Nationwide VLI Separate Account-7	811-21610	333-149295	C000063404
Nationwide VLI Separate Account-7	811-21610	333-146649	C000056757
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025933
Nationwide VLI Separate Account-4	811-08301	333-31725	C000026839
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025935
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025938
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025930

14.           T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II replaced by NVIT – American Century NVIT Multi Cap Value Fund: Class II
	Existing Fund	Replacement Fund
	T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II	NVIT – American Century NVIT Multi Cap Value Fund: Class II
Adviser:	T. Rowe Price	Nationwide Fund Advisors
Subadviser:	N/A	American Century Investment Management, Inc.
Investment Objective:	The fund seeks to provide substantial dividend income as well as long-term growth of capital through investments in the common stocks of established companies.	The Fund seeks capital appreciation, and secondarily current income.
Investment Strategy:
The fund will normally invest at least 80% of its net assets in common stocks, with 65% in the common stocks of well-established companies paying above-average dividends. The fund typically employs a "value" approach in selecting investments.  The fund’s management seeks companies that appear to be undervalued by various measures and may be temporarily out of favor but have good prospects for capital appreciation and dividend growth.
In selecting investments, the fund’s management generally looks for companies in the aggregate with one or more of the following:
• an established operating history;
• above-average dividend yield relative to the S&P 500;
• low price/earnings ratio relative to the S&P 500;
• a sound balance sheet and other positive financial characteristics; and low stock price relative to a company`s underlying value as measured by assets, cash flow, or business franchises.
Under normal market conditions, substantial dividend income means that the yield on the fund’s portfolio securities generally exceeds the yield on the fund’s benchmark.  In pursuing its investment objective, the fund`s management has the discretion to deviate from its normal investment criteria, as described above, when it perceives an opportunity for substantial appreciation. These situations might arise when the fund`s management believes a security could increase in value for a variety of reasons, including an extraordinary corporate event, a new product introduction or innovation, a favorable competitive development, or a change in management.

Equity Securities:
Equity securities in which the fund invests are primarily common stock, although they may also include preferred stock or convertible securities.

Market capitalization:
The fund’s prospectus does not identify or otherwise limit the fund’s investments to any particular capitalization size, although the S&P 500 Index, a popular measure of U.S. large capitalization stocks, is the fund’s benchmark.

Selling securities:
The fund may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

Foreign securities:
While most assets will be invested in U.S. common stocks, other securities may also be purchased, including foreign stocks.

Derivatives:
The fund may use futures and options in keeping with fund objectives.

Under normal conditions, the Fund invests at least 80% of its net assets in equity securities issued by companies in at least two market capitalization sizes that, in the opinion of the subadviser, exhibit characteristics that are consistent with a value style of investing. The Fund uses a bottom-up approach to identify stocks of companies that may be undervalued due to market declines, actual or anticipated bad news regarding a company or its industry, or failure of the market to perceive long-term value.
The Fund’s subadviser attempts to purchase the stocks of companies that are temporarily out of favor and holds each stock until it has returned to favor in the market and its price has increased to, or is higher than, a level the subadviser believes more accurately reflects the fair value of the company. To identify these companies, the subadviser looks for companies with earnings, cash flows, and/or assets that may not accurately reflect the companies’ values as determined by the subadviser. The subadviser also considers whether the companies’ securities have a favorable income-paying history and whether income payments are expected to continue or increase.

Equity Securities:
Equity securities in which the Fund invests are primarily common stock.  The Fund may also invest in other types of equity securities, such as preferred stock or convertible securities, although it does not do so as a principal strategy.

Market capitalization:
The market capitalization sizes in which the Fund invests may include large-cap, mid-cap and small-cap companies.

Selling securities:
The subadviser may sell stocks if it believes:
• a stock no longer meets its valuation criteria;
• a stock’s risk parameters outweigh its return opportunity;
• more attractive alternatives are identified or
• specific events alter a stock’s prospects.

Foreign securities:
The Fund may also invest in equity securities of companies that are located outside the United States.

Derivatives:
The Fund may invest in derivatives, such as futures, options and other hybrid financial instruments, although it does not do so as a principal strategy.

Principal Risks:
Volatility:
As with all equity funds, the fund’s share price can fall because the value of its portfolio holdings can fall.

Principal loss:
The fund’s share price may decline, so when an investor sells shares, he or she may lose money.

Stock market risk:
As with all equity funds, the fund`s share price can fall because of weakness in the broad market, a particular industry, or specific holdings. The market as a whole can decline for many reasons, including adverse political or economic developments here or abroad, changes in investor psychology, or heavy institutional selling. The prospects for an industry or company may deteriorate because of a variety of factors, including disappointing earnings or changes in the competitive environment.

Style risk:
A value approach to investing carries the risk that the market will not recognize a security’s intrinsic value for a long time or that a stock judged to be undervalued may actually be appropriately priced.  In addition, the fund’s emphasis on stocks of established companies paying high dividends and its potential investments in fixed-income securities may limit its potential for appreciation in a broad market advance.  Such securities may be hurt when interest rates rise sharply.  Also a company may reduce or eliminate its dividend.  The fund`s investment approach could fall out of favor with the investing public, resulting in lagging performance versus other types of stock funds.

Foreign securities:
Investing in foreign securities involves special risks that can increase the potential for losses. These include: exposure to potentially adverse local, political, and economic developments such as war, political instability, hyperinflation, currency devaluations, and overdependence on particular industries; government interference in markets such as nationalization and exchange controls, expropriation of assets, or imposition of punitive taxes; potentially lower liquidity and higher volatility; possible problems arising from accounting, disclosure, settlement, and regulatory practices and legal rights that differ from U.S. standards; and the chance that fluctuations in foreign exchange rates will decrease the investment`s value (favorable changes can increase its value).

Derivatives:
Futures contracts and options may not always be successful hedges; their prices can be highly volatile; using them could lower fund total return; and the potential loss from the use of futures can exceed a fund’s initial investment in such contracts.

Convertible securities:
The value of convertible securities may fall when interest rates rise and increase when interest rates fall. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. Value also tends to change whenever the market value of the underlying common or preferred stock fluctuates. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Preferred stock:
A preferred stock may decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to this credit risk, investment in preferred stocks involves certain other risks, including skipping or deferring distributions, and redemption in the event of certain legal or tax changes or at the issuer’s call. Preferred stocks are also subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Volatility:
As with any mutual fund, the value of the Fund's investments--and therefore, the value of Fund shares--may fluctuate.

Principal loss:
If the value of the Fund’s investments goes down, an investor may lose money.

Stock market risk:
The Fund could lose value if the individual stocks in which it invests or overall stock markets in which such stocks trade go down.

Small-cap and Mid-cap risk:
Stocks of small and mid-sized companies may be more volatile and less liquid than larger company stocks. In general, stocks of small- and mid-cap companies trade in lower volumes, may be less liquid, and are subject to greater or more unpredictable price changes than stocks of large-cap companies or the market overall. Small- and mid-cap companies may have limited product lines or markets, be less financially secure than larger companies or depend on a small number of key personnel. If adverse developments occur, such as due to management changes or product failure, the Fund’s investment in a small- or mid-cap company may lose substantial value. Investing in small- and mid-cap companies requires a longer term investment view and may not be appropriate for all investors.

Style risk:
Over time, a value investing style may go in and out of favor, causing the Fund to sometimes underperform other equity funds that use different investing styles. Value stocks can react differently to issuer, political, market and economic developments than the market overall and other types of stocks. In addition, the Fund’s value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time or that a stock judged to be undervalued may actually be appropriately priced.

Foreign securities:
Foreign securities may be more volatile, harder to price and less liquid than U.S. securities. The prices of foreign securities may be further affected by other factors, such as changes in the exchange rates between the dollar and the currencies in which the securities are traded.

Derivatives:
The Fund may experience a significant loss or otherwise lose opportunities for gains if it uses certain derivatives (e.g., options, futures, forwards and forward commitments, and swap agreements) when the security prices, interest rates, currency values or other such measures underlying derivatives change in unexpected ways. In addition, derivatives may involve additional expenses, which can reduce any benefit or increase any loss to the Fund from using a derivatives strategy. Derivatives also present default risks if the counterparty to a derivatives contract fails to fulfill its obligations to the Fund.

Convertible securities:
The value of convertible securities may fall when interest rates rise and increase when interest rates fall. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. Value also tends to change whenever the market value of the underlying common or preferred stock fluctuates. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Preferred stock:
A preferred stock may decline in price, or fail to pay dividends when expected, because the issuer experiences a decline in its financial status. In addition to this credit risk, investment in preferred stocks involves certain other risks, including skipping or deferring distributions, and redemption in the event of certain legal or tax changes or at the issuer’s call. Preferred stocks are also subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than those debt instruments. Preferred stocks may be significantly less liquid than many other securities, such as U.S. government securities, corporate debt or common stock.

Management Fees	0.85%	0.57%
12b-1 Fees	0.25%	0.25%
Other Expenses	0.00%	3.10%34
Total Gross Expenses	1.10%	3.92%
Waivers/Reimbursements	0.00%	2.83%35
Total Net Expenses	1.10%	1.09%
Total Share Class Assets (as of 3-31-2010)	$576,866,454	$6,163,998
Total Fund Assets (as of 3-31-2010)	$1,441,371,688	$10,959,383

34 The Board of Trustees of The Trust has approved a new methodology for the allocation of certain Fund expenses, effective May 1, 2010, including those relating to the provision of administration and transfer agency services.  Accordingly, “Other Expenses” have been restated to reflect the new expense allocation methodology.

35 The Trust and NFA have entered into a written contract limiting operating expenses to 0.67% (excluding Rule 12b-1 fees, administrative services fees and certain other expenses) for all share classes until May 1, 2011. The Trust and NFA will agree contractually to extend the duration of this expense limitation agreement for a period of at least two years following the Substitution date, and to modify it in order to limit Class II operating expenses to 1.09% (without exclusions). The expense limitation agreement may be changed or eliminated at any time but only with the consent of the Board of Trustees. The Trust is authorized to reimburse NFA for management fees previously waived or reduced and/or for expenses previously paid by NFA provided, however, that any reimbursements must be paid at a date not more than three years after the fiscal year in which NFA waived the fees or reimbursed the expenses and the reimbursements do not cause the Fund to exceed the expense limitation that was in place at the time NFA waived the fees or reimbursed the expenses. The Trust and Nationwide Fund Distributors LLC have entered into a written contract waiving 0.08% of the Distribution and/or Service (12b-1) Fee for Class II shares until May 1, 2011, and will agree contractually to extend the duration of this waiver for a period of at least two years following the Substitution date.

Performance History (as of 3-31-2010)
3 Mo.	6.53%	4.81%
1 Yr.	58.09%	43.83%
3 Yrs.	-4.66%	N/A
5 Yrs.	1.67%	N/A
10 Yrs.	4.66%	N/A

The percentage of the Existing Fund’s assets for Class II that will be transferred to the American Century NVIT Multi Cap Value Fund: Class II pursuant to the Substitution is approximately 18% as of 3/31/10.  This comprises approximately 12% of the Existing Fund’s Class II assets as of 3/31/10.  (Another 6% of the Existing Fund’s Class II assets (as of 3/31/10) is proposed to be substituted into the American Century NVIT Multi Cap Value Fund: Class I.)
The Section 26 Applicants believe that the T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio and the NVIT – American Century NVIT Multi Cap Value Fund have similar investment objectives and substantially similar policies and risks.  Both funds seek capital appreciation and dividend income, although seeking current income is a secondary objective of the NVIT – American Century NVIT Multi Cap Value Fund.  Both funds invest at least 80% of their respective net assets in common stocks of companies of any size, employing a value style of investing, although the T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio has a stated policy of investing at least 65% of its net assets in well-established companies paying above-average dividends.  Both funds allow foreign securities, preferred stocks, convertible securities and derivatives to be used as principal strategies.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio held 4.42% of its net assets in foreign securities and 0.53% in convertible securities, but did not hold any derivatives or preferred stock.  As of March 31, 2010, the most recent date reported in Morningstar Direct on May 27, 2010, the NVIT – American Century NVIT Multi Cap Value Fund held 6.18% of its net assets in foreign securities, and held no convertible securities, derivatives or preferred stock.
Although immaterial differences in risks and investment objectives and strategies exist, the Section 26 Applicants believe that these differences do not introduce Contract Owners to materially greater risks than before the Substitution.
This proposed Substitution will impact the following Contracts:
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier
Nationwide Variable Account-II	811-03330	333-103095	C000024508
Nationwide Variable Account-II	811-03330	333-103095	C000024507
Nationwide Variable Account-II	811-03330	333-103094	C000024504
Nationwide Variable Account-II	811-03330	333-104510	C000024499
Nationwide Variable Account-II	811-03330	333-104512	C000024498
Nationwide Variable Account-II	811-03330	333-103093	C000024503
Nationwide Variable Account-II	811-03330	333-104513	C000024496
Nationwide Variable Account-II	811-03330	333-103094	C000024537
Nationwide Variable Account-II	811-03330	333-103094	C000024538
Nationwide Variable Account-II	811-03330	333-103094	C000024505
Nationwide Variable Account-II	811-03330	333-104511	C000024497
Nationwide Variable Account-II	811-03330	333-104513	C000068828
Nationwide Variable Account-II	811-03330	333-147198	C000051997
Nationwide Variable Account-II	811-03330	333-140621	C000047667
Nationwide Variable Account-II	811-03330	333-105992	C000024500
Nationwide Variable Account-II	811-03330	333-147273	C000057806

D.           Contract Level Information
1.           Number of Underlying Mutual Funds in Each Contract
Following is a table that lists the number of underlying mutual funds available in each Contract before and after the proposed Substitutions.
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier	No. of Underlying Mutual Funds before Substitution	No. of Underlying Mutual Funds after Substitution
Nationwide Variable Account-II	811-03330	002-75059	C000024495	137	128
Nationwide Variable Account-II	811-03330	033-60063	C000024502	134	125
Nationwide Variable Account-II	811-03330	033-67636	C000024501	134	125
Nationwide Variable Account-II	811-03330	333-103093	C000024503	119	112
Nationwide Variable Account-II	811-03330	333-103094	C000024504	119	112

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier	No. of Underlying Mutual Funds before Substitution	No. of Underlying Mutual Funds after Substitution
Nationwide Variable Account-II	811-03330	333-103094	C000024505	113	106
Nationwide Variable Account-II	811-03330	333-103094	C000024506	85	82
Nationwide Variable Account-II	811-03330	333-103094	C000024537	109	102
Nationwide Variable Account-II	811-03330	333-103094	C000024538	116	109
Nationwide Variable Account-II	811-03330	333-103095	C000024507	119	112
Nationwide Variable Account-II	811-03330	333-103095	C000024508	93	86
Nationwide Variable Account-II	811-03330	333-104510	C000024499	119	112
Nationwide Variable Account-II	811-03330	333-104511	C000024497	119	112
Nationwide Variable Account-II	811-03330	333-104512	C000024498	119	112
Nationwide Variable Account-II	811-03330	333-104513	C000024496	119	112
Nationwide Variable Account-II	811-03330	333-104513	C000068828	111	104
Nationwide Variable Account-II	811-03330	333-105992	C000024500	111	104
Nationwide Variable Account-II	811-03330	333-147273	C000057806	82	76
Nationwide Variable Account-II	811-03330	333-140621	C000047667	91	85
Nationwide Variable Account-II	811-03330	333-147198	C000057700	67	62
Nationwide Variable Account-6	811-08684	033-82370	C000025674	14	12
Nationwide Variable Account-7	811-08666	033-82174	C000024646	14	12
Nationwide Variable Account-7	811-08666	033-82190	C000025676	15	13
Nationwide Variable Account-7	811-08666	033-89560	C000024647	91	89
Nationwide Variable Account-7	811-08666	033-89560	C000034518	47	45
Nationwide Variable Account-7	811-08666	033-89560	C000034519	66	65

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier	No. of Underlying Mutual Funds before Substitution	No. of Underlying Mutual Funds after Substitution
Nationwide Variable Account-7	811-08666	033-89560	C000034520	50	48
Nationwide Variable Account-8	811-07357	033-62637	C000025678	63	59
Nationwide Variable Account-8	811-07357	033-62659	C000025677	63	59
Nationwide Variable Account-9	811-08241	333-28995	C000024720	127	119
Nationwide Variable Account-9	811-08241	333-28995	C000024727	69	65
Nationwide Variable Account-9	811-08241	333-28995	C000024730	64	60
Nationwide Variable Account-9	811-08241	333-52579	C000024732	128	120
Nationwide Variable Account-9	811-08241	333-53023	C000024722	61	58
Nationwide Variable Account-9	811-08241	333-53023	C000024723	127	119
Nationwide Variable Account-9	811-08241	333-53023	C000024724	39	37
Nationwide Variable Account-9	811-08241	333-53023	C000024725	127	119
Nationwide Variable Account-9	811-08241	333-56073	C000024734	127	119
Nationwide Variable Account-9	811-08241	333-69014	C000025679	67	64
Nationwide Variable Account-9	811-08241	333-75360	C000025680	67	64
Nationwide Variable Account-9	811-08241	333-79327	C000024726	121	114
Nationwide Variable Account-9	811-08241	333-147273	C000057806	83	78
Nationwide Variable Account-10	811-09407	333-81701	C000025683	57	53
Nationwide Variable Account-14	811-21205	333-104339	C000017946	77	72
Nationwide VLI Separate Account-2	811-05311	033-16999	C000026121	72	67
Nationwide VLI Separate Account-2	811-05311	033-42180	C000025924	149	140
Nationwide VLI Separate Account-2	811-05311	033-62795	C000025923	147	138

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier	No. of Underlying Mutual Funds before Substitution	No. of Underlying Mutual Funds after Substitution
Nationwide VLI Separate Account-2	811-05311	033-63179	C000026123	73	68
Nationwide VLI Separate Account-4	811-08301	333-31725	C000025928	142	134
Nationwide VLI Separate Account-4	811-08301	333-31725	C000026839	142	134
Nationwide VLI Separate Account-4	811-08301	333-52615	C000025936	142	134
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025932	142	134
Nationwide VLI Separate Account-4	811-08301	333-52617	C000025933	142	134
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025937	139	131
Nationwide VLI Separate Account-4	811-08301	333-69160	C000025938	139	131
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025929	139	131
Nationwide VLI Separate Account-4	811-08301	333-83010	C000025930	139	131
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025934	139	131
Nationwide VLI Separate Account-4	811-08301	333-94037	C000025935	139	131
Nationwide VLI Separate Account-7	811-21610	333-117998	C000025943	112	105
Nationwide VLI Separate Account-7	811-21610	333-121879	C000025944	110	103
Nationwide VLI Separate Account-7	811-21610	333-146649	C000056757	91	85
Nationwide VLI Separate Account-7	811-21610	333-149295	C000063404	91	85
Nationwide VA Separate Account-B	811-06399	033-86408	C000025690	80	75
Nationwide VL Separate Account-G	811-21697	333-121878	C000025954	110	103
Nationwide VL Separate Account-G	811-21697	333-140608	C000047649	110	103
Nationwide VL Separate Account-G	811-21697	333-146073	C000054985	91	85

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier	No. of Underlying Mutual Funds before Substitution	No. of Underlying Mutual Funds after Substitution
Nationwide VL Separate Account-G	811-21697	333-146650	C000056759	95	89
Nationwide VL Separate Account-G	811-21697	333-149213	C000063035	91	85
Nationwide Provident VA Separate Account 1	811-07708	333-164126	C000085903	33	31
Nationwide Provident VA Separate Account 1	811-07708	333-164125	C000085902	30	27
Nationwide Provident VA Separate Account 1	811-07708	333-164127	C000085904	30	27
Nationwide Provident VLI Separate Account 1	811-04460	333-164118	C000085895	29	26
Nationwide Provident VLI Separate Account 1	811-04460	333-164179	N/A	86	81
Nationwide Provident VLI Separate Account 1	811-04460	333-164119	C000085896	107	100
Nationwide Provident VLI Separate Account 1	811-04460	333-164180	N/A	86	81
Nationwide Provident VLI Separate Account 1	811-04460	333-164120	C000085897	130	123
Nationwide Provident VLI Separate Account 1	811-04460	333-164116	C000085893	130	123
Nationwide Provident VLI Separate Account 1	811-04460	333-164117	C000085894	130	123
Nationwide Provident VLI Separate Account 1	811-04460	333-164115	C000085892	27	26
Nationwide Provident VA Separate Account A	811-06484	333-164129	C000085906	28	26
Nationwide Provident VA Separate Account A	811-06484	333-164132	C000085909	35	33
Nationwide Provident VA Separate Account A	811-06484	333-164131	C000085908	30	27
Nationwide Provident VA Separate Account A	811-06484	333-164130	C000085907	30	27
Nationwide Provident VLI Separate Account A	811-08722	333-164185	N/A	85	80
Nationwide Provident VLI Separate Account A	811-08722	333-164188	N/A	85	80
Nationwide Provident VLI Separate Account A	811-08722	333-164122	C000085899	130	123
Nationwide Provident VLI Separate Account A	811-08722	333-164123	C000085900	130	123
Nationwide Provident VLI Separate Account A	811-08722	333-164121	C000085898	27	26

2.           Number of Underlying Mutual Funds in Certain Riders
Following is a table that lists the Contracts and any optional riders with limited investment options that are impacted by the proposed Substitutions.  The table shows the number of investment options available for each rider before and after the proposed Substitution.
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier	Rider Name	No. of Investment Options in Rider before Substitution	No. of Investment Options in Rider after Substitution
Nationwide Variable Account-II	811-03330	333-103093	C000024503	Standard Capital Preservation Plus Option	82	77
				Standard Capital Preservation Plus Lifetime Income Option	88	83
Nationwide Variable Account-II	811-03330	333-103094	C000024504	Standard Capital Preservation Plus Option	82	77
				Standard Capital Preservation Plus Lifetime Income Option	88	83
Nationwide Variable Account-II	811-03330	333-103094	C000024505	Standard Capital Preservation Plus Option	87	82
				Standard Capital Preservation Plus Lifetime Income Option	93	88
Nationwide Variable Account-II	811-03330	333-103094	C000024506	Standard Capital Preservation Plus Option	54	51
				Standard Capital Preservation Plus Lifetime Income Option	60	57
Nationwide Variable Account-II	811-03330	333-103094	C000024537	Standard Capital Preservation Plus Option	78	73
				Standard Capital Preservation Plus Lifetime Income Option	81	76

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier	Rider Name	No. of Investment Options in Rider before Substitution	No. of Investment Options in Rider after Substitution
Nationwide Variable Account-II	811-03330	333-103094	C000024538	Standard Capital Preservation Plus Option	79	74
				Standard Capital Preservation Plus Lifetime Income Option	83	78
Nationwide Variable Account-II	811-03330	333-103095	C000024507	Standard Capital Preservation Plus Option	82	77
				Standard Capital Preservation Plus Lifetime Income Option	88	83
Nationwide Variable Account-II	811-03330	333-103095	C000024508	Standard Capital Preservation Plus Option	69	64
				Standard Capital Preservation Plus Lifetime Income Option	72	67
Nationwide Variable Account-II	811-03330	333-104510	C000024499	Standard Capital Preservation Plus Option	82	77
				Standard Capital Preservation Plus Lifetime Income Option	88	83
Nationwide Variable Account-II	811-03330	333-104511	C000024497	Standard Capital Preservation Plus Option	81	76
Nationwide Variable Account-II	811-03330	333-104512	C000024498	Standard Capital Preservation Plus Option	82	77
				Standard Capital Preservation Plus Lifetime Income Option	88	83
Nationwide Variable Account-II	811-03330	333-104513	C000024496	Standard Capital Preservation Plus Option	82	77
				Standard Capital Preservation Plus Lifetime Income Option	88	83

(continued)
Separate Account	1940 Act File No.	1933 Act File No.	Contract/Class Identifier	Rider Name	No. of Investment Options in Rider before Substitution	No. of Investment Options in Rider after Substitution
Nationwide Variable Account-II	811-03330	333-104513	C000068828	Standard Capital Preservation Plus Option	82	77
				Standard Capital Preservation Plus Lifetime Income Option	88	83
Nationwide Variable Account-II	811-03330	333-105992	C000024500	Standard Capital Preservation Plus Option	73	68
Nationwide Variable Account-7	811-08666	033-89560	C000024647	Standard Capital Preservation Plus Option	88	83
Nationwide Variable Account-7	811-08666	033-89560	C000034518	Standard Capital Preservation Plus Option	44	42
Nationwide Variable Account-7	811-08666	033-89560	C000034519	Standard Capital Preservation Plus Option	40	39
Nationwide Variable Account-7	811-08666	033-89560	C000034520	Standard Capital Preservation Plus Option	42	40
Nationwide Variable Account-9	811-08241	333-28995	C000024720	Standard Capital Preservation Plus Option	82	76
Nationwide Variable Account-9	811-08241	333-28995	C000024727	Standard Capital Preservation Plus Option	51	47
Nationwide Variable Account-9	811-08241	333-28995	C000024730	Standard Capital Preservation Plus Option	50	46
Nationwide Variable Account-9	811-08241	333-52579	C000024732	Standard Capital Preservation Plus Option	82	76
Nationwide Variable Account-9	811-08241	333-53023	C000024722	Standard Capital Preservation Plus Option	48	43

E.	Procedures for the Proposed Substitutions
To effectuate the Substitutions, the Section 26 Applicants have developed and propose to follow the procedures set forth below.
1.           Distribution of Prospectus Supplements.  Prospectus supplements ("Pre-Substitution Notices") will be delivered to Contract Owners at least thirty (30) days before the Substitution Date.  The Pre-Substitution Notices will: (i) notify all Contract Owners of the Insurance Company’s intent to implement the Substitutions, that it has filed this Amended Application in order to obtain the necessary orders to do so, and indicate the anticipated Substitution Date; (ii) advise Contract Owners that from the date of the Pre-Substitution Notice until the Substitution Date, Contract Owners are permitted to transfer Contract value out of any Existing Fund sub-account to any other sub-account(s) offered under the Contract without the transfer being treated as a transfer for purposes of transfer limitations and fees that would otherwise be applicable under the terms of the Contract; (iii) instruct Contract Owners how to submit transfer requests in light of the proposed Substitutions; (iv) advise Contract Owners that any Contract value remaining in an Existing Fund sub-account on the Substitution Date will be transferred to the corresponding Replacement Fund sub-account, and that the Substitutions will take place at relative net asset value; (v) inform Contract Owners that for at least thirty (30) days following the Substitution Date, the Insurance Companies will permit Contract Owners to make transfers of Contract value out of each Replacement Fund sub-account to any other sub-account(s) offered under the Contract without the transfer being treated as a transfer for purposes of transfer limitations and fees that would otherwise be applicable under the terms of the Contract; and (vi) inform Contract Owners that, except as described in the market timing/short-term trading provision of the relevant prospectus, the respective Insurance Company will not exercise any rights reserved by it under the Contracts to impose additional restrictions on transfers out of a Replacement Fund for at least thirty (30) days after the Substitution Date.36
Existing Contract Owners will receive the Pre-Substitution Notice and the prospectus for the Replacement Fund before the Substitution Date, if they have not already received such information.  The prospectus for the Replacement Fund will disclose and explain the substance and effect of the Manager of Managers Order.  New purchasers of the Contracts will be provided the Pre-Substitution Notice, the Contract prospectus, and the prospectus for the Replacement Funds in accordance with all applicable legal requirements.  Prospective purchasers of the Contracts will be provided the Pre-Substitution Notice and the Contract prospectus.
2.           Confirmation Statements.  In addition to the Pre-Substitution Notice distributed to Contract Owners, within five (5) business days after the Substitution Date, Contract Owners will be sent a written confirmation of the Substitutions in accordance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.  The confirmation statement will restate the information set forth in the Pre-Substitution Notice.
3.           Redemption and Purchase of Shares.  As of the Substitution Date, a portion of the securities of the Existing Funds will be redeemed in kind and those securities received will be used to purchase shares of the Replacement Funds.  The redemption of each Existing Fund's shares and repurchase of the corresponding Replacement Fund's shares will be effected and take place at relative net asset value determined on the Substitution Date pursuant to Section 22 of the 1940 Act and Rule 22c-1 thereunder with no change in the amount of any Contract Owner’s Contract value, cash value, death benefit, or dollar value of his or her investment in the Separate Accounts and without such transactions counting as a transfer for purposes of transfer limitations and fees that would otherwise be applicable under the terms of the Contracts.  Each Substitution will be effected by redeeming shares of the Existing Fund in cash and/or in-kind on the Substitution Date at their net asset value.  In the event that either NFA or the relevant Subadviser of a Replacement Fund declines to accept, on behalf of the Replacement Fund, securities redeemed in-kind by an Existing Fund, such Existing Fund shall instead provide cash equal to the value of the declined securities so that Contract Owners’ Contract values will not be adversely impacted or diluted.  Each Substitution will be effected by redeeming shares of Existing Funds in cash and/or in kind on the Substitution Date and using the proceeds of those redemptions to purchase shares of the Replacement Funds.  Therefore, simultaneous to the redemption of the Existing Fund’s shares, all the proceeds of such redemptions shall be used to purchase shares of the Replacement Fund at their net asset value so that each Contract Owner's Contract value will remain fully invested at all times.37
Contract Owners will not incur any fees or charges as a result of the proposed Substitutions, nor will their rights or insurance benefits or the Insurance Companies’ obligations under the Contracts be altered in any way.  All expenses incurred in connection with the proposed Substitutions, including any brokerage, legal, accounting, and other fees and expenses, will be paid by the Insurance Companies.  In addition, the Substitutions will not result in adverse tax consequences to Contract Owners and will not alter any tax benefits associated with the Contracts.  The proposed Substitutions will not cause the Contract fees and charges currently being paid by Contract Owners to be greater after the proposed Substitution than before the proposed Substitution.  Redemptions and repurchases that occur in connection with effecting the Substitution will not count as a transfer for purposes of transfer limitations and fees that would otherwise be applicable under the terms of the Contracts.  Consequently, no fees will be charged on transfers made to effectuate the Substitutions.
4.           Limits on Expenses. In all of the proposed Substitutions, the sum of the Management Fee and 12b-1 Fee of the Replacement Fund is equal to or less than that of the Existing Fund.  Section 26 Applicants agree that, for those who are Contract Owners on the Substitution Date, the Insurance Companies will reimburse, on the last business day of each fiscal period (not to exceed a fiscal quarter) during the twenty-four (24) months following the Substitution Date, those Contract Owners with Contract value allocated to a sub-account corresponding to a Replacement Fund to the extent that, for that period, the Replacement Fund’s net operating expenses (taking into account fee waivers and expense reimbursements) and sub-account expenses (asset based fees and charges deducted on a daily basis from sub-account assets and reflected in the calculation of sub-account unit values) exceed, on an annualized basis, the sum of the Existing Fund’s net operating expenses (taking into account fee waivers and expense reimbursements) and sub-account expenses (asset based fees and charges deducted on a daily basis from sub-account assets and reflected in the calculation of sub-account unit values) for fiscal year 2009.  In addition, the Insurance Companies will not increase the Contract fees and charges that would otherwise be assessed under the terms of the Contracts for a period of at least two (2) years following the Substitution Date.
5.           The Trust's Manager of Managers Order.  The Section 26 Applicants represent that, after the Substitution Date, the Replacement Funds will not change a Subadviser, add a new Subadviser, or otherwise rely on the Manager of Managers Order without first obtaining shareholder approval of the change in Subadviser, the new Subadviser, or the fund's ability to add or to replace a Subadviser in reliance on the Manager of Managers Order.  Additionally, the Section 26 Applicants represent that a prospectus for the relevant Replacement Fund(s) containing disclosure describing the existence, substance, and effect of the Manager of Managers Order will have been provided to each Contract Owner prior to the Substitution Date.

36 One exception to this is that the Insurance Companies may impose restrictions on transfers to the extent necessary to prevent or limit disruptive trading activity, as described in the prospectuses for the Contracts and the underlying mutual funds.

37 For administrative convenience, the In-Kind Transactions may be effected through a direct transfer of securities and cash between the custodian(s) for the Existing Fund and its corresponding Replacement Fund, followed by the distribution of shares of the Replacement Fund to the applicable Separate Account(s).

IV. REQUEST FOR AN ORDER OF APPROVAL UNDER SECTION 26(c)
The Section 26 Applicants request that the Commission issue an order pursuant to Section 26(c) of the 1940 Act approving the following substitutions:
Ref. No.	Existing Funds	Replacement Funds
1	American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class I	NVIT – American Century NVIT Multi Cap Value Fund: Class I
2	American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class II	NVIT – American Century NVIT Multi Cap Value Fund: Class II
3	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Initial Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
4	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
5	Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class 2	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
6	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Initial Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
7	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
8	Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class 2	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
9	Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Non-Service Shares	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
10	Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Service Shares	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
11	T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I
12	T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II	NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II
13	T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II	NVIT – American Century NVIT Multi Cap Value Fund: Class I
14	T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II	NVIT – American Century NVIT Multi Cap Value Fund: Class II

A.	Applicable Law
Section 26(c) of the 1940 Act makes it unlawful for the depositor of a registered unit investment trust that invests in the securities of a single issuer to substitute another security for such security without Commission approval.  Section 26(c) further states that the Commission shall issue an order approving such a substitution “if the evidence establishes that it is consistent with the protection of investors and the purposes fairly intended by the policy and provisions of this title.”
Since each of the Separate Accounts is a registered unit investment trust that invests in the securities of a single issuer (the Existing Funds), and the Insurance Companies (each a depositor) desire to substitute another security (the Replacement Funds) for those securities, the proposed Substitutions fall within the provisions of Section 26(c) of the 1940 Act.  The Section 26 Applicants, therefore, request an order from the Commission pursuant to Section 26(c) approving the proposed Substitutions.
B.	Basis for a Section 26(c) Order
As indicated in Section II.C. of this Amended Application, the Section 26 Applicants have reserved the right under the Contracts to substitute shares of another underlying mutual fund for one of the current underlying mutual funds offered as an investment option under the Contracts.  The Contract prospectuses disclose this right.
The Insurance Companies have reserved this right of substitution to protect themselves and the Contract Owners in situations where either might be harmed or disadvantaged by continuing to offer a particular underlying mutual fund as an investment option under the Contract.  Additionally, the Insurance Companies intended this reservation of right to be available in those situations where a substitution could benefit the Insurance Companies and the Contract Owners.
Each Replacement Fund and its corresponding Existing Fund have similar, and in some cases substantially similar or identical, investment objectives and strategies.  In addition, each proposed Substitution retains for Contract Owners the investment flexibility and expertise in asset management, which are core investment features of the Contracts.  Any impact on the investment programs of affected Contract Owners should be negligible.
Furthermore, the ultimate effect of the Substitutions would be to continue to provide Contract Owners with a wide array of investment options and managers, while at the same time increasing administrative efficiencies of the Contracts.  Information pertaining to the underlying mutual funds available under the Contracts will be more consistent and thus easier for Contract Owners to navigate and understand.
In addition, after the Substitution Date, Contract Owners with Contract value invested in a Replacement Fund will have the same or lower net operating expense ratio(s) as before the Substitution.  As indicated previously, Section 26 Applicants agree that the Insurance Companies will reimburse Contract Owners for any operating expenses incurred by the Contract Owners in excess of the total net operating expenses of the Existing Fund (as of fiscal year end 2009).
Thus, each Substitution protects the Contract Owners who have Contract value allocated to an Existing Fund by: (1) providing an alternate underlying investment option that is similar to the Existing Fund (and in some cases, managed by the same investment manager); (2) generally providing such Contract Owners with simpler disclosure documents; and (3) providing an alternate underlying investment option that has the same or lower net operating expenses as the Existing Fund.
In addition, the Section 26 Applicants submit that each of the Substitutions meets the standards and conditions that the Commission has set forth in other, previously approved substitution applications.38
The Section 26 Applicants submit that the proposed Substitutions are not of the type that Section 26 was designed to prevent: overreaching on the part of the depositor by permanently impacting the investment allocations of the entire trust.  In the current situation, the Contracts provide Contract Owners with investment discretion to allocate and reallocate their Contract value among the available underlying mutual funds.  This flexibility provides Contract Owners with the ability to reallocate their assets at any time – either before the Substitution Date, or after the Substitution Date – if they do not wish to invest in the Replacement Fund.  Thus, the likelihood of being invested in an undesired underlying mutual fund is minimized, with the discretion remaining with the Contract Owners.  The Substitutions, therefore, will not result in the type of costly forced redemption that Section 26(c) was designed to prevent.
The proposed Substitutions are also unlike the type of substitution that Section 26(c) was designed to prevent in that the Substitutions have no impact on other aspects of the Contracts.  Specifically, the type of insurance coverage offered by the Insurance Companies under the applicable Contract, as well as numerous other rights and privileges associated with Contract, are not impacted by the proposed Substitution.  Contract Owners also may have considered the Insurance Company’s size, financial condition, and its reputation for service in selecting their Contract.  These factors will not change as a result of the proposed Substitutions, nor will the annuity, life, or tax benefits afforded under the Contracts held by any of the affected Contract Owners.
C.	Request for an Order
The Section 26 Applicants request an order of the Commission pursuant to Section 26(c) of the 1940 Act approving the proposed Substitutions.  The Section 26 Applicants submit that, for all the reasons stated above, the proposed Substitutions are consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.

38 See, e.g., Nationwide Life Insurance Company, et al., 1940 Act Rel. Nos. 28767 (June 12, 2009) (notice) and 28815 (July 8, 2009) (order); SunLife Assurance Co., et. al., 1940 Act Rel. Nos. 28570 (December 23, 2008) (notice) and 28607 (January 22, 2009) (order); Allianz Life Insurance Company of North America, et. al., 1940 Act Rel. Nos. 28480 (October 30, 2008) (notice) and 28521 (November 25, 2008) (order); Allianz Life Insurance Company of North America, et. al., 1940 Act Rel. Nos. 28369 (August 28, 2008) (notice) and 28384 (September 19, 2008) (order); The Penn Mutual Life Insurance Company, et. al., 1940 Act Rel. Nos. 28328 (July 2, 2008) (notice) and 28342 (July 25, 2008) (order); MetLife Insurance Company of Connecticut, et. al., 1940 Act Rel. Nos. 28190 (March 10, 2008) (notice) and 28236 (April 16, 2008) (order); Jefferson National Life Insurance Company, et. al., 1940 Act Rel. Nos. 28191 (March 10, 2008) (notice) and 28234 (April 3, 2008) (order); MetLife Insurance Company of Connecticut, et. al., 1940 Act Rel. Nos. 28013 (October 12, 2007) (notice) and 28044 (November 7, 2007) (order).

V. REQUEST FOR AN ORDER OF EXEMPTION UNDER SECTION 17(b)
The Section 17 Applicants request that the Commission issue an order pursuant to Section 17(b) of the 1940 Act exempting them from the provisions of Section 17(a) of the 1940 Act to the extent necessary to permit them to carry out the In-Kind Transactions.
A.	Applicable Law
Section 17(a)(1) of the 1940 Act, in relevant part, generally prohibits any affiliated person of a registered investment company (or any affiliated person of such a person), acting as principal, from knowingly selling any security or other property to that company.  Section 17(a)(2) of the 1940 Act generally prohibits the same persons, acting as principals, from knowingly purchasing any security or other property from the registered investment company.
Section 2(a)(3) of the 1940 Act defines the term “affiliated person” of another person, in relevant part, as:
(A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; [or] (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person…

Section 2(a)(9) of the 1940 Act states that any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.
Shares held by an insurance company separate account are legally owned by the insurance company.  Thus, the Insurance Companies collectively own substantially all of the shares of the Trust.  Accordingly, the Trust and its respective NVIT Funds are arguably under the control of the Insurance Companies, as per Section 2(a)(9) of the 1940 Act (notwithstanding the fact that the Contract Owners are the beneficial owners of those Separate Account shares).  If the Trust is under the common control of the Insurance Companies, then each Insurance Company is an affiliated person of the Trust and its respective NVIT Funds.  If the Trust and its respective NVIT Funds are under the control of the Insurance Companies, then the Trust and its respective affiliates are affiliated persons of the Insurance Companies.
Regardless of whether or not the Insurance Companies can be considered to actually control the Trust and its NVIT Funds, because the Insurance Companies and their affiliates own of record more than 5% of the shares of each NVIT Fund and are under common control with NFA, the Insurance Companies are affiliated persons of the Trust and its NVIT Funds.  Likewise, the Trust and its respective NVIT Funds are each an affiliated person of the Insurance Companies.
The proposed In-Kind Transactions could be seen as the indirect purchase of shares of certain Replacement Funds with portfolio securities of certain Existing Funds and the indirect sale of portfolio securities of certain Existing Funds for shares of certain Replacement Funds.  Pursuant to this analysis, the proposed In-Kind Transactions also could be categorized as a purchase of shares of certain Replacement Funds by certain Existing Funds, acting as principal, and a sale of portfolio securities by certain Existing Funds, acting as principal, to certain Replacement Funds.  In addition, the proposed In-Kind Transactions could be viewed as a purchase of securities from certain Existing Portfolios, and a sale of securities to certain Replacement Funds, by the Insurance Companies (or their Separate Accounts), acting as principal.  If categorized in this manner, the proposed In-Kind Transactions may be deemed to contravene Section 17(a) due to the affiliated status of these participants.
Section 17(b) of the 1940 Act provides that any person may apply to the Commission for an exemption from the provisions of Section 17(a), and the Commission shall issue such exemptive order, if evidence establishes that:
(1) the terms of the proposed transaction, including the consideration to be paid or received, are reasonable and fair and do not involve overreaching on the part of any person concerned;

(2) the proposed transaction is consistent with the policy of each registered investment company concerned, as recited in its registration statement and reports filed under [the 1940 Act]; and

(3) the proposed transaction is consistent with the general purposes of [the 1940 Act].

B.	Basis for a Section 17(b) Order
The Section 17 Applicants submit that the In-Kind Transactions, as described in this Amended Application, meet the conditions set forth in Section 17(b) of the 1940 Act.  Additionally, the Commission has previously granted exemptions from Section 17(a) in circumstances substantially identical in all material respects to those presented in this Amended Application, to permit in-kind transactions in connection with a substitution.39

39 See, e.g., Nationwide Life Insurance Company, et al., 1940 Act Rel. Nos. 28767 (June 12, 2009) (notice) and 28815 (July 8, 2009) (order); SunLife Assurance Co., et. al., 1940 Act Rel. Nos. 28570 (December 23, 2008) (notice) and 28607 (January 22, 2009) (order); Allianz Life Insurance Company of North America, et. al., 1940 Act Rel. Nos. 28480 (October 30, 2008) (notice) and 28521 (November 25, 2008) (order); Allianz Life Insurance Company of North America, et. al., 1940 Act Rel. Nos. 28369 (August 28, 2008) (notice) and 28384 (September 19, 2008) (order); The Penn Mutual Life Insurance Company, et. al., 1940 Act Rel. Nos. 28328 (July 2, 2008) (notice) and 28342 (July 25, 2008) (order); MetLife Insurance Company of Connecticut, et. al., 1940 Act Rel. Nos. 28190 (March 10, 2008) (notice) and 28236 (April 16, 2008) (order); Jefferson National Life Insurance Company, et. al., 1940 Act Rel. Nos. 28191 (March 10, 2008) (notice) and 28234 (April 3, 2008) (order); John Hancock Life Insurance Company, et al., 1940 Act Rel. Nos. 28065 (November 26, 2007) (notice) and 28081 (December 21, 2007) (order); MetLife Insurance Company of Connecticut, et. al., 1940 Act Rel. Nos. 28013 (October 12, 2007) (notice) and 28044 (November 7, 2007) (order).

1.           Reasonableness and Fairness of Terms and the Absence of Overreaching
The Section 17 Applicants submit that the terms of the In-Kind Transactions, including the consideration to be paid and received, are reasonable, fair, and do not involve overreaching because: (1) the Contract Owners’ Contract values will not be adversely impacted or diluted; and (2) the In-Kind Transactions will comply with all of the conditions set forth in Rule 17a-7, except for the requirement relating to cash consideration.
Contract Owners’ Contract values will not be adversely impacted or diluted because the In-Kind Transactions will be effected at the respective net asset values of the Existing Funds and the Replacement Funds, as described in each fund’s registration statement and as required by Rule 22c-1 under the 1940 Act.  The In-Kind Transactions will not change the dollar value of any Contract, the accumulation unit value or annuity unit value of any Contract, or the death benefit payable under any Contract.  After the In-Kind Transactions, the value of a Separate Account’s investment in a Replacement Fund will equal the value of its investments in the corresponding Existing Fund (in addition to any pre-existing investment in the Replacement Fund) before the In-Kind Transactions.
Additionally, the Section 17 Applicants will cause the In-Kind Transactions to be implemented in compliance with the conditions set forth in Rule 17a-7 under the 1940 Act, except that the consideration paid for the securities being purchased or sold will not be in cash,  as is normally required by Rule 17a-7(a).  The Section 17 Applicants assert that because the proposed In-Kind Transactions would otherwise comply with the conditions of the rule, the Commission should consider whether the terms of the In-Kind Transactions would serve the purposes intended by implementation of the rule.  The adopting release of Rule 17a-7 states that the purpose of the rule is to set forth “conditions as to the availability of the exemption to those situations where the Commission, upon the basis of its experience, considers that there is no likelihood of overreaching of the investment companies participating in the transaction.”40  Since the In-Kind Transactions will be effected at the respective net asset values of the relevant funds, as per the registration statement for each fund and as required by Rule 22c-1 under the 1940 Act, the Section 17 Applicants submit that the terms of the In-Kind Transactions do not present a situation where the investment companies participating in the transaction could overreach and potentially harm investors.  Thus, the purposes intended by implementation of the rule are met by the terms of the In-Kind Transactions.
The proposed In-Kind Transactions will be effected based upon the independent current market price of the portfolio securities as specified in Rule 17a-7(b).  Because, per the terms of Rule 17a-7(a), Rule 17a-7 is available only with respect to securities for which market quotations are readily available, the proposed In-Kind Transactions will include only securities for which market quotations are readily available on the Substitution Date.  Further, the proposed In-Kind Transactions will be consistent with the policy of each registered investment company and separate series thereof participating in the In-Kind Transactions, as recited in the relevant registered investment company’s registration statement and reports in accordance with Rule 17a-7(c).  No brokerage commission, fee (except for any customary transfer fees), or other remuneration will be paid in connection with the proposed In-Kind Transactions as specified in Rule 17a-7(d).  The Trust’s Board of Trustees has adopted and implemented the fund governance and oversight procedures as required by Rule 17a-7(e) and (f).  In addition, pursuant to Rule 17a-7(e)(3), during the calendar quarter following the quarter in which any In-Kind Transactions occur, the Trust’s Board of Trustees will review reports submitted by NFA in respect of such In-Kind Transactions in order to determine that all such In-Kind Transactions made during the preceding quarter were effected in accordance with the representations stated herein.  Finally, a written record of the procedures for the proposed In-Kind Transactions will be maintained and preserved in accordance with Rule 17a-7(g).
Although the proposed In-Kind Transactions will not comply with the cash consideration requirement of Rule 17a-7(a), the terms of the proposed In-Kind Transactions will offer to each of the relevant Existing Funds and each of the relevant Replacement Funds the same degree of protection from overreaching that Rule 17a-7 generally provides in connection with the purchase and sale of securities under that Rule in the ordinary course of business.  Specifically, the Insurance Companies and their affiliates cannot effect the proposed In-Kind Transactions at a price that is disadvantageous to any Replacement Fund and the proposed In-Kind Transactions will not occur absent an exemptive order from the Commission.  The Section 17 Applicants intend that the In-Kind Transactions will be carried out in compliance with the other conditions of Rule 17a-7 as discussed above.
2.           Consistency with the Policy of Each Registered Investment Company Concerned
For those Existing Funds that will redeem their shares in-kind as part of the In-Kind Transactions, such transactions will be consistent with the investment policies of the Existing Fund because: (1) the redemption in-kind policy is stated in the relevant Existing Fund’s current registration statement; and (2) the shares will be redeemed at their net asset value in conformity with Rule 22c-1 under the 1940 Act.  In addition, to the extent applicable to the Section 17 Applicants as affiliated persons redeeming in-kind from an Existing Fund, the Section 17 Applicants will comply with the Commission’s no-action letter issued to Signature Financial Group, Inc. (pub. avail. Dec. 28, 1999).
Likewise, for the Replacement Funds that will sell shares in exchange for portfolio securities as part of the In-Kind Transactions, such transactions will be consistent with the investment policies of the Replacement Fund because: (1) the Trust’s policy of selling shares in exchange for investment securities is stated in the Trust’s current registration statement; (2) the shares will be sold at their net asset value in conformity with Rule 22c-1 under the Act; and (3) the investment securities will be of the type and quality that a Replacement Fund could have acquired with the proceeds from the sale of its shares had the shares been sold for cash.  For each of the proposed In-Kind Transactions, NFA and the relevant Subadviser(s) will analyze the portfolio securities being offered to each relevant Replacement Fund and will retain only those securities that it would have acquired for each such Fund in a cash transaction.
3.	Consistency with the General Purposes of the 1940 Act
The proposed In-Kind Transactions, as described herein, are consistent with the general purposes of the 1940 Act set forth in Section 1 of the 1940 Act.  In particular, the proposed In-Kind Transactions do not present any conditions or abuses that the 1940 Act was designed to prevent.
C.	Request for an Order
The Section 17 Applicants request that the Commission issue an order pursuant to Section 17(b) of the 1940 Act permit them, to the extent necessary, to carry out the proposed In-Kind Transactions as described in this Amended Application.  The Section 17 Applicants submit that, for all the reasons stated above: (1) the terms of the proposed In-Kind Transactions, including the consideration to be paid and received, are reasonable and fair to each of the relevant Replacement Funds, each of the relevant Existing Funds, and Contract Owners, and that the proposed In-Kind Transactions do not involve overreaching on the part of any person concerned; (2) the proposed In-Kind Transactions are, or will be, consistent with the policies of the relevant Replacement Funds and the relevant Existing Funds as stated in the relevant investment company’s registration statement and reports filed under the 1940 Act; and (3) the proposed In-Kind Transactions are, or will be, consistent with the general purposes of the 1940 Act.

40 1940 Act Rel. Nos. 4604 (May 20, 1966) (proposing release) and 4697 (Sept. 8, 1966) (adopting release).

VI. CONCLUSION
For the reasons set forth in this Amended Application, the Section 26 Applicants each respectively submit that the proposed Substitutions meet the standards of Section 26(c) of the 1940 Act and respectfully request that the Commission issue an order of approval pursuant to Section 26(c) of the 1940 Act, and that such order be made effective as soon as possible.  Additionally, for the reasons set forth in this Amended Application, the Section 17 Applicants each respectively submit that the proposed In-Kind Transactions meet the standards of Section 17(b) of the 1940 Act, and respectfully request that the Commission issue an order of exemption pursuant to Section 17(b) of the 1940 Act, and that such order be made effective as soon as possible.
The Section 17 Applicants and the Section 26 Applicants each acknowledge that reliance on any order of approval issued pursuant to this Amended Application, if granted, depends upon compliance with all of the representations and conditions applicable to the Section 17 Applicants and the Section 26 Applicants, respectively, as set forth in this Amended Application.

VII. PROCEDURAL MATTERS RELATING TO THIS AMENDED APPLICATION
The Section 17 Applicants hereby state that their address is as indicated on the cover page of this Amended Application.  Any notice and order or questions or comments concerning this Amended Application should be directed to:
Jamie Ruff Casto, Esq.
Nationwide Insurance
One Nationwide Plaza, 1-34-201
Columbus, Ohio 43215
(614) 249-8782

Each Section 17 Applicant represents that the undersigned is authorized to file this Amended Application in the name and on behalf of the Section 17 Applicant.
Under the Articles of Incorporation of Nationwide Life Insurance Company, its business and affairs are to be conducted by its Board of Directors.  The business and affairs of the Nationwide Life Insurance Company Separate Accounts, as unit investment trusts, is conducted by Nationwide Life Insurance Company, as depositor, pursuant to Nationwide Life Insurance Company’s Articles of Incorporation and By-Laws.
Under the Articles of Incorporation and By-Laws of Nationwide Life and Annuity Insurance Company, its business and affairs are to be conducted by its Board of Directors.  The business and affairs of the Nationwide Life and Annuity Insurance Company Separate Accounts, as unit investment trusts, is conducted by Nationwide Life and Annuity Insurance Company, as depositor, pursuant to Nationwide Life and Annuity Insurance Company’s Articles of Incorporation and By-Laws.
Under the Amended and Restated Agreement and Declaration of Trust and By-Laws of Nationwide Variable Insurance Trust, its business and affairs are to be conducted by its Board of Trustees.
In accordance with these governing documents, resolutions were adopted by a vote of the Board of Directors/Trustees of each entity authorizing the appropriate officers of each entity, respectively, to prepare, execute, and file this Amended Application with the Commission.  All the requirements of the governing documents of each entity have been complied with in connection with the execution and filing of this Amended Application.  The resolutions and statements of authority required under Rule 0-2(c)(1) under the 1940 Act are attached hereto as Exhibit A.  Such resolutions and statements of authority authorize the preparation, execution, and filing of the Amended Application by the officers referenced therein and remain in full force and effect.  The verifications required by Rule 0-2(d) under the 1940 Act are attached hereto as Exhibit B.

APPENDIX A
EXISTING FUND AND REPLACEMENT FUND IDENTIFICATION NUMBERS
Funds	1940 Act File Number	1933 Act File Number	Series Identification Number	Class Identification Number
American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class I	811-05188	033-14567	S000006708	C000018256
American Century Variable Portfolios, Inc. – American Century VP Value Fund: Class II	811-05188	033-14567	S000006708	C000018257
Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Initial Class	811-05511	033-20773	S000007724	C000021005
Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class	811-05511	033-20773	S000007724	C000021007
Fidelity Variable Insurance Products Fund – VIP Contrafund Portfolio: Service Class 2	811-05511	033-20773	S000007724	C000021009
Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Initial Class	811-07205	033-54837	S000007733	C000021038
Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class	811-07205	033-54837	S000007733	C000021040
Fidelity Variable Insurance Products Fund – VIP Growth Opportunities Portfolio: Service Class 2	811-07205	033-54837	S000007733	C000021041
Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Non-Service Shares	811-04108	002-93177	S000010334	C000028592
Oppenheimer Variable Account Funds – Oppenheimer Capital Appreciation Fund/VA: Service Shares	811-04108	002-93177	S000010334	C000028593
T. Rowe Price Equity Series, Inc. – T. Rowe Price Blue Chip Growth Portfolio: Class II	811-07143	033-52161	S000002081	C000005446
T. Rowe Price Equity Series, Inc. – T. Rowe Price Equity Income Portfolio: Class II	811-07143	033-52161	S000002077	C000005440
NVIT – American Century NVIT Multi Cap Value Fund: Class I	811-03213	002-73024	S000025032	C000074469
NVIT – American Century NVIT Multi Cap Value Fund: Class II	811-03213	002-73024	S000025032	C000074470
NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class I	811-03213	002-73024	S000025033	C000074474
NVIT – Oppenheimer NVIT Large Cap Growth Fund: Class II	811-03213	002-73024	S000025033	C000074472

SIGNATURES

NATIONWIDE LIFE INSURANCE COMPANY has authorized this Amended Application to be duly signed on its behalf, and on behalf of its Separate Accounts, in the State of Ohio on the 21st day of October, 2010.
NATIONWIDE LIFE INSURANCE COMPANY
NATIONWIDE VARIABLE ACCOUNT-II
NATIONWIDE VARIABLE ACCOUNT-6
NATIONWIDE VARIABLE ACCOUNT-7
NATIONWIDE VARIABLE ACCOUNT-8
NATIONWIDE VARIABLE ACCOUNT-9
NATIONWIDE VARIABLE ACCOUNT-10
NATIONWIDE VARIABLE ACCOUNT-14
NATIONWIDE VLI SEPARATE ACCOUNT-2
NATIONWIDE VLI SEPARATE ACCOUNT-4
NATIONWIDE VLI SEPARATE ACCOUNT-7
NATIONWIDE PROVIDENT VA SEPARATE ACCOUNT 1
NATIONWIDE PROVIDENT VLI SEPARATE ACCOUNT 1

/s/ JAMIE RUFF CASTO
Name: Jamie Ruff Casto
Title: Managing Counsel

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY has authorized this Amended Application to be duly signed on its behalf, and on behalf of its Separate Accounts, in the State of Ohio on the 21st day of October, 2010.
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
NATIONWIDE VA SEPARATE ACCOUNT-B
NATIONWIDE VL SEPARATE ACCOUNT-G
NATIONWIDE PROVIDENT VA SEPARATE ACCOUNT A
NATIONWIDE PROVIDENT VLI SEPARATE ACCOUNT A

/s/ JAMIE RUFF CASTO
Name: Jamie Ruff Casto
Title: Managing Counsel

NATIONWIDE VARIABLE INSURANCE TRUST has authorized the Amended Application to be duly signed on its behalf, in the Commonwealth of Pennsylvania on this 21st day of October, 2010.
NATIONWIDE VARIABLE INSURANCE TRUST

   /s/ ERIC E. MILLER
Name: Eric E. Miller
Title: Secretary

Exhibit List
Exhibit A: Resolutions/Certifications and Statements of Authority

(1)	Nationwide Life Insurance Company – Filed with initial Application (File No. 812-13648) and hereby incorporated by reference.

(2)	Separate Accounts of Nationwide Life Insurance Company – Filed with initial Application (File No. 812-13648) and hereby incorporated by reference.

(3)	Nationwide Life and Annuity Insurance Company – Filed with initial Application (File No. 812-13648) and hereby incorporated by reference.

(4)	Separate Accounts of Nationwide Life and Annuity Insurance Company – Filed with initial Application (File No. 812-13648) and hereby incorporated by reference.

(5)	Power of Attorney for Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company – Filed with initial Application (File No. 812-13648) and hereby incorporated by reference.

(6)	Nationwide Variable Insurance Trust: Certification of Secretary – Filed with initial Application (File No. 812-13648) and hereby incorporated by reference.

(7)	Powers of Attorney for Nationwide Variable Insurance Trust – Filed with initial Application (File No. 812-13648) and hereby incorporated by reference.

Exhibit B: Verifications

(1)	Nationwide Life Insurance Company and Separate Accounts of Nationwide Life Insurance Company – Attached hereto.

(2)	Nationwide Life and Annuity Insurance Company and Separate Accounts of Nationwide Life and Annuity Insurance Company – Attached hereto.

(3)	Nationwide Variable Insurance Trust – Attached hereto.